                                                                   EXHIBIT 10.15

                          LOAN AND SECURITY AGREEMENT

                           Dated as of July 28, 1999

                                    Between

                         ENERGY AUCTION EXCHANGE, INC.

                                as the Borrower

                                      and

                             CITICORP U.S.A., Inc.

                                 as the Lender

                               TABLE OF CONTENTS


Article I. INTERPRETATION OF THIS AGREEMENT.......................................................................1
   1.1     Definitions............................................................................................1
   1.2     Accounting Terms......................................................................................15
   1.3     Other Terms...........................................................................................15
   1.4     Computation of Time Periods...........................................................................15

Article II. LOANS AND OTHER FINANCIAL ACCOMMODATIONS.............................................................15
   2.1     The Term Loan Facility................................................................................15
   2.2     Working Capital Facility..............................................................................16
   2.3     Notice of Borrowing; Making the Loans.................................................................17
   2.4     Prepayments; Reserves.................................................................................18
   2.5     Interest.  ...........................................................................................18
   2.6     Prepayment Provisions; Breakage Costs.................................................................19
   2.7     Increased Costs; .....................................................................................19
   2.8     Payments and Computations.............................................................................20
   2.9     Taxes.................................................................................................21
   2.10    Reserved..............................................................................................23
   2.11    Conversions...........................................................................................23
   2.12    Fees..................................................................................................24

Article III. [RESERVED]..........................................................................................24

Article IV. COLLATERAL...........................................................................................24
   4.1     Grant of Security Interest............................................................................24
   4.2     Intentionally Omitted.................................................................................25
   4.3     Perfection and Protection of Security Interest........................................................25
   4.4     Location of Collateral. ..............................................................................26
   4.5     Title to, Liens on, and Sale and Use of Collateral.  .................................................26
   4.6     Access and Examination; Appraisals.  .................................................................26
   4.7     Intentionally Omitted.................................................................................26
   4.8     Collection of Receivables.  ..........................................................................27
   4.9     Equipment.  ..........................................................................................27
   4.10    Contract Rights.   ...................................................................................27
   4.11    Right to Cure.  ......................................................................................28
   4.12    Power of Attorney.  ..................................................................................28
   4.13    The Lender's Rights, Duties and Liabilities.  ........................................................29

Article V. BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES.....................................................29
   5.1     Books and Records.  ..................................................................................29
   5.2     Financial Information.   .............................................................................30
   5.3     Notices to the Lender.  ..............................................................................31

Article VI. GENERAL WARRANTIES AND REPRESENTATIONS...............................................................32
   6.1     Authorization, Validity, and Enforceability of this Agreement and the Loan
           Documents.............................................................................................32
   6.2     Validity and Priority of Security Interest.  .........................................................33


   6.3     Organization and Qualification.  .....................................................................33
   6.4     Corporate Name; Prior Transactions. ..................................................................33
   6.5     Subsidiaries and Affiliates.  ........................................................................33
   6.6     Financial Statements and Projections.  ...............................................................34
   6.7     Intentionally Omitted.................................................................................34
   6.8     Debt.  ...............................................................................................34
   6.9     Real Property; Leases.  ..............................................................................34
   6.10    Proprietary Rights.  .................................................................................34
   6.11    Intentionally Omitted.................................................................................34
   6.12    Litigation.  .........................................................................................34
   6.13    Restrictive Agreements.  .............................................................................35
   6.14    Labor Disputes.  .....................................................................................35
   6.15    Environmental, Health and Safety Laws.  ..............................................................35
   6.16    No Violation of Law.  ................................................................................35
   6.17    No Default.  .........................................................................................35
   6.18    ERISA.................................................................................................36
   6.19    Taxes.  ..............................................................................................37
   6.20    Investment Act.  .....................................................................................37
   6.21    Margin Securities.....................................................................................37
   6.22    Disclosure.  .........................................................................................38

Article VII. COVENANTS...........................................................................................38
   7.1     Taxes and Other Obligations.  ........................................................................38
   7.2     Corporate Existence and Good Standing.  ..............................................................38
   7.3     Compliance with Law and Agreements....................................................................38
   7.4     Maintenance of Property.  ............................................................................39
   7.5     Insurance.............................................................................................39
   7.6     Intentionally Omitted.................................................................................40
   7.7     Environmental, Health and Safety Laws.  ..............................................................40
   7.8     ERISA.................................................................................................40
   7.9     Mergers, Consolidations or Sales.  ...................................................................41
   7.10    Restricted Payments; Capital Change.  ................................................................41
   7.11    Transactions Affecting Collateral or Obligations.  ...................................................41
   7.12    Guaranties.  .........................................................................................41
   7.13    Debt.  ...............................................................................................42
   7.14    Prepayment.  .........................................................................................42
   7.15    Transactions with Affiliates.  .......................................................................42
   7.16    Business Conducted.  .................................................................................42
   7.17    Liens.  ..............................................................................................42
   7.18    Sale and Leaseback Transactions.......................................................................42
   7.19    New Subsidiaries.  ...................................................................................43
   7.20    Restricted Investments.  .............................................................................43
   7.21    Reserved..............................................................................................43
   7.22    Consolidated Debt Service Coverage Ratio.  ...........................................................43
   7.23    Consolidated Leverage Ratio.  ........................................................................43
   7.24    Year 2000.  ..........................................................................................43
   7.25    Use of Proceeds.  ....................................................................................43


Article VIII. CONDITIONS OF LENDING..............................................................................44
   8.1     Conditions Precedent to Making of Loans...............................................................44
   8.2     Conditions Precedent to Each Loan.....................................................................45

Article IX. DEFAULT; REMEDIES....................................................................................46
   9.1     Events of Default.....................................................................................46
   9.2     Remedies..............................................................................................48

Article X. TERMINATION...........................................................................................49

Article XI. AMENDMENTS; ASSIGNMENTS; SUCCESSORS..................................................................49
   11.1    Amendments and Waivers.  .............................................................................49
   11.2    Participations........................................................................................49
   11.3    Assignments...........................................................................................50

Article XII. MISCELLANEOUS.......................................................................................51
   12.1    Cumulative Remedies; No Prior Recourse to Collateral.  ...............................................51
   12.2    No Implied Waivers.  .................................................................................51
   12.3    Severability.  .......................................................................................51
   12.4    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.................................51
   12.5    Survival of Representations and Warranties.  .........................................................52
   12.6    Other Security and Guaranties.  ......................................................................53
   12.7    Fees and Expenses.  ..................................................................................53
   12.8    Notices...............................................................................................53
   12.9    Indemnity.............................................................................................54
   12.10   Waiver of Notices.  ..................................................................................55
   12.11   Counterparts.  .......................................................................................55
   12.12   Captions.  ...........................................................................................55
   12.13   Confidentiality.......................................................................................55
   12.14   Set-Off.   ...........................................................................................56

                                    EXHIBITS

EXHIBIT A                  -        Form of Notice of Borrowing
EXHIBIT B                  -        Form of Term Note
EXHIBIT C                  -        Form of Working Capital Note
EXHIBIT D                           Form of Notice of Conversion


                                   SCHEDULES

Schedule 1.1-B            -         Existing Liens
Schedule 4.4              -         List of Collateral Locations
Schedule 6.4              -         List of Prior Names
Schedule 6.5              -         Subsidiaries and Affiliates
Schedule 6.8              -         Debt
Schedule 6.9              -         Leases; Real Property
Schedule 6.10             -         Proprietary Rights
Schedule 6.12             -         Litigation
Schedule 6.14             -         Labor Disputes
Schedule 6.15             -         Environmental Matters
Schedule 6.18             -         Employee Benefit Plans
Schedule 7.15             -         Affiliate Transactions

                          LOAN AND SECURITY AGREEMENT


         This LOAN AND SECURITY AGREEMENT (the "Agreement") is dated as of July 28, 1999 between CITICORP U.S.A., Inc. (the "Lender") and ENERGY AUCTION EXCHANGE, INC. (the "Borrower"). In consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Lender hereby agree as follows.

                                  Article I.

                        INTERPRETATION OF THIS AGREEMENT

         1.1 Definitions. As used herein:

         "Account Debtor" means each Person obligated in any way on or in connection with an Account.

         "Accounts" means, with respect to any Person, all of such Person's now owned or hereafter acquired or arising accounts, contract rights, and any other rights to payment for the sale or lease of goods or rendition of services whether or not they have been earned by performance.

         "Affiliate" means with respect to any Person: (i) any Person which, directly or indirectly, controls, is controlled by or is under common control with such first Person; (ii) any Person which beneficially owns or holds, directly or indirectly, ten percent (10.0%) or more of any class of Voting Stock of such first Person; or (iii) any Person, ten percent (10.0%) or more of any class of the Voting Stock (or if such Person is not a corporation, ten percent (10.0%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such first Person. Control (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used herein, means the possession, directly or indirectly, of the power in any form to direct or cause the direction of the management and policies of the Person in question.

         "Applicable Margin" shall mean, at any time of determination, with respect to the interest rate payable on each of the Loans, the percentage set forth below for such Loan opposite the applicable Debt to Cash Flow Ratio as at the end of the Borrower's most recently ended second or fourth fiscal quarter, as the case may be:


               (a) for the Term Loan Facility:


               DEBT TO CASH FLOW RATIO                      EURODOLLAR RATE              BASE RATE
               -----------------------                      ---------------              ---------
                    < 2.0 to 1.0                                 1.75%                   (-0.50%)

            > or = 2.0 to 1.0 and < 2.5 to 1.0                   2.00%                   (-0.25%)

            > or = 2.5 to 1.0 and < 3.0 to 1.0                   2.25%                       0%

              > or = 3.0 to 1.0 < 4.0 to 1.0                     2.50%                       0%

                    > or = 4.0 to 1.0                            2.75%                       0%


              (b) for the Working Capital Facility:


                   DEBT TO CASH FLOW RATIO                  EURODOLLAR RATE              BASE RATE
                   -----------------------                  ---------------              ---------
                        < 2.0 to 1.0                             2.25%                       0%
                                                            ---------------
        > or =    2.0 to 1.0 and < 2.5 to 1.0                    2.50%                       0%
                                                            ---------------
        > or =    2.5 to 1.0 and < 3.0 to 1.0                    2.75%                       0%
                                                            ---------------
        > or =    3.0 to 1.0 and < 4.0 to 1.0                    3.00%                     0.25%
                                                            ---------------
              > or =     4.0 to 1.0                              3.25%                     0.50%
                                                            ---------------

              (c) Initially, the Applicable Margin shall be (a) 0% for Base Rate Loans and 2.75% for Eurodollar Rate Loans under the Term Loan Facility and (b) 0% for Base Rate Loans and 3.25% for Eurodollar Rate Loans under the Working Capital Facility and each such Applicable Margin shall remain in effect until September 30, 2000. Thereafter, the Applicable Margin shall be determined by the Lender each September 30 and March 31 thereafter (the "Rate Determination Date") based upon the information set forth in previously delivered or concurrently delivered audited or unaudited financial statements delivered pursuant to
Section 5.2 for each fiscal period ended June 30 and December 31 of each year (each a "Determining Financial Statement"). Except as hereinafter provided, any change in the Applicable Margin shall take effect on the Business Day following the Rate Determination Date provided the Borrower has made delivery to the Lender of the applicable Determining Financial Statement, and the Applicable Margin, as so determined, shall remain in effect until the earlier of (i) the Business Day next following the next Rate Determination Date provided the Borrower has made delivery to the Lender of a subsequent Determining Financial Statement evidencing a Debt to Cash Flow Ratio requiring either a higher or lower Applicable Margin from that then in effect or (ii) the day on which Borrower fails to deliver to the Lender the applicable Determining Financial Statement within the time provided by Section 5.2(a) or Section 5.2(b), as the case may be, the Applicable Margin shall be deemed to be based upon an assumed Debt to Cash Flow Ratio of equal to or greater than 4.0 to 1.0 and such Applicable Margin shall be effective on the date such Determining Financial Statement was required to have been delivered and shall remain in effect until the Business Day following the Business Day of delivery to the Lender of a Determining Financial Statement reflecting a Debt to Cash Flow Ratio for which a lower Applicable Margin would be applicable. Notwithstanding any other provision of this Agreement, during any period that an Event of Default exists, the Applicable Margin for a Debt to Cash Flow Ratio of > or = 4.0 to 1.00 shall be effective.

         "Arrangement Fee" has the meaning specified in Section 2.12(a).

         "Bankruptcy Code" shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time and any successor statute.

         "Base Rate" means, at any time, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as its base rate.

         "Base Rate Loan" means a Loan which bears interest as provided in
Section 2.5(a).

         "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is or within the immediately preceding six (6) years was an "employer" as defined in Section 3(5) of ERISA.

         "Borrowing" means a borrowing consisting of Loans of the same type made on the same day by the Lender.

         "Business Day" means a day on which banks are not required or authorized to close in New York City and, if the applicable day relates to a Eurodollar Rate Loan, a day on which dealings are carried on in the London interbank market and banks are open for business in London.

         "Capital Expenditures" shall mean with respect to any Person, for any period, the aggregate of all expenditures, whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases that is capitalized on the balance sheet of such Person during such period that, in conformity with GAAP, is required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts reflected in the combined and consolidated balance sheet of such Person (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person to the extent of the gross amount of such purchase price less the book value of the equipment being traded in at such time), but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation of eminent domain of such assets being replaced.

         "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

         "Cash Interest Expense" means, with respect to any Person, for any period, total interest expense, whether paid or accrued (including the interest component of Capital Leases), of such Person, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Contracts, but excluding, however, interest expense not payable in cash (including amortization of discount), all as determined in conformity with GAAP.

         "Change in Control" shall mean (a) Gary R. Vickers individually or any trust created for the benefit of said individual or his spouse or descendants (provided in connection with any trust the voting rights of any stock deposited in such trust is retained by such individual as trustee) or any entity over which such individual shall have control shall cease to own, directly or indirectly, (legally or beneficially), free and clear of all liens or other encumbrances), at least 51% of the outstanding Voting Stock of the Borrower,
(b) the Borrower shall cease to own at least 80% of the Voting Stock of OGAC.

         "Closing Date" shall mean the date all of the conditions precedent set forth in Article VIII hereof are fulfilled with respect to the Term Loan and any Working Capital Loan initially requested by Borrower.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Collateral" shall have the meaning ascribed to it in Section 4.1.

         "Commitment" shall mean the Lender's obligation to make the Working Capital Loans under Section 2.2 up to the Working Capital Amount.

         "Consolidated Debt Service Coverage Ratio" shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) EBITDA, minus unfinanced Capital Expenditures net of purchase money and Capital Lease obligations with respect thereto, to the extent permitted hereunder and made during such period, to (ii) Fixed Charges during such period.

         "Consolidated Leverage Ratio" shall mean, at any time of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of total liabilities to Net Worth.

         "Contaminant" shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

         "Contract Rights" means all of the Borrower's right, title and interest in, to and under any and all contracts and all other agreements relating to the Borrower's business or its Property, whether such contracts or agreements are currently in effect or executed by the Borrower after the date hereof, together with any and all extensions, modifications, amendments and renewals thereof, any and all payments or rents to be paid to the Borrower under any such contracts and agreements, and all benefits and advantages to be derived therefrom. Contract Rights shall, include, without limitation, any and all rights of the Borrower under the Stock Purchase Agreement, the Shareholder Agreement and all other documents executed in connection therewith and any leases or subleases (whether as a lessor/sublessor or lessee/sublessee) to which the Borrower is a party and all rents payable by any lessees/sublessees under such leases or subleases and all claims for money due or to become due to the Borrower under agreements and bills pursuant to which the Borrower purchased any Property and all rights and claims of the Borrower now or hereafter existing: (i) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (ii) for any damages arising out of or for breach or default under or in connection with any of the foregoing agreements; (iii) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (iv) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

         "Conversion Date" shall have the meaning ascribed to it in Section 2.11(a).

         "Credit Facility" means either the Term Loan Facility or the Working Capital Facility.

         "Debt" means all liabilities, obligations and indebtedness of the Borrower and its Subsidiaries on a consolidated basis owing to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, without duplication, and including, without in any way limiting the generality of the foregoing: (i) the Borrower's or any

Subsidiary's liabilities and obligations to trade creditors; (ii) all of the Obligations; (iii) all of the Borrower's obligations for borrowed money; (iv) all obligations and liabilities of any Person secured by any Lien on the Borrower's or any Subsidiary's Property, even though the Borrower or such Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the value of such Property as shown on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP; (v) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to Property used or acquired by the Borrower or any Subsidiary, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such Property; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the value of such Property as shown on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP;
(vi) all accrued Plan liabilities; (vii) all obligations and liabilities under Guaranties; and (viii) deferred taxes. Notwithstanding the foregoing, for purposes of calculating or determining Debt, if the Borrower or any Subsidiary are jointly and severally liable for the entire amount of any liability, obligation or indebtedness or the Borrower or any Subsidiary is a guarantor of any liability, obligation or indebtedness of the Borrower or Subsidiary, such liability, obligation or indebtedness shall only be included in determining Debt for the Borrower on a consolidated basis as the Debt of the Borrower or Subsidiary, as the case may be, that is primarily liable therefor.

         "Debt to Cash Flow Ratio" means for any period with respect to the Borrower and its Subsidiaries on a consolidated basis at any time of determination, the ratio of (a) Funded Indebtedness to (b) EBITDA for the 12 consecutive month period ended at such time.

         "Default" means any event or condition which, with notice, the passage of time or both, would constitute an Event of Default.

         "Default Rate" means a per annum interest rate equal to the sum of (a) the interest rate otherwise applicable from time to time plus (b) two percent (2.00%). Each Default Rate shall be adjusted simultaneously with any change in the applicable interest rate.

         "DOL" shall mean the United States Department of Labor and any successor department or agency.

         "Dollars" and "$" shall mean the lawful money of the United States of America.

         "EBITDA" shall mean with respect to any Person, for any period, the sum of the amounts for such period, of (i) Net Income, plus (ii) depreciation and amortization expense, plus (iii) Cash Interest Expense, plus (iv) accrued federal and state income taxes plus (v) extraordinary losses as determined in accordance with GAAP which have been included in the determination of Net Income, minus (vi) extraordinary gains as determined in accordance with GAAP which have been included in the determination of Net Income.

         "Eligible Assignee" means either (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country or a political subdivision of any such country, and having a combined capital and surplus of at least

$100,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a Person organized under the United States, or any state thereof, that is primarily engaged in the business of commercial banking and that is (i) a subsidiary of Lender, (ii) a subsidiary of a Person of which Lender is a subsidiary, or (iii) a Person of which Lender is a subsidiary.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "Equipment" means, with respect to any Person, all of such Person's now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property, including, without limitation, trade fixtures, and office equipment, as well as all of such types of property leased by such Person and all of such Person's rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

         "ERISA Affiliate" shall mean, with respect to any Person, any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the such Person, or (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D.

         "Eurodollar Rate" means, for any Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (i) the rate per annum at which deposits in Dollars are offered by the principal office of Citibank, N.A. in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Eurodollar Rate Loan and for a period equal to such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing shall be determined by the Lender two Business Days before the first day of such Interest Period.

         "Eurodollar Rate Loan" means a Loan or portion thereof which bears interest as provided in Section 2.5(b).

         "Eurodollar Rate Reserve Percentage" for the Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Event of Default" shall mean any of the events listed in Section 9.1.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any successor thereto.

         "Fiscal Year" shall mean the fiscal year of the Borrower, which shall be the twelve-month period ending on the last day of December, or such other period as the Borrower may designate and the Lender shall approve in writing.

         "Fixed Charges" shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the amounts for such period of (i) Cash Interest Expense, plus (ii) scheduled principal payments due under the Term Note and other Funded Indebtedness (including the principal component of Capital Lease obligations).

         "Funded Indebtedness" shall mean, without duplication, at any time of determination, the average principal amount outstanding under the Working Capital Facility during the most recently ended 12 consecutive months plus all Debt of the Borrower and its Subsidiaries on a consolidated basis at such time except for (a) Debt described in clauses (i), (iv), (vi) and (viii) of the definition of Debt, (b) Debt outstanding under the Working Capital Facility, and (c) Subordinated Indebtedness.

         "Funding Date" means the date the Term Loan or any Working Capital Loan is to be made hereunder.

         "GAAP" shall mean generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which, subject to
Section 5.1, are applicable to the circumstances as of the date of determination.

         "General Intangibles" shall mean and include with respect to any Person, all of such Person's now owned and hereafter acquired causes in action, causes of action and all other intangible personal property of every kind and nature (other than Accounts), including, without limitation, limited partnership interests, membership interests, corporate and other business records, inventions, designs, patents, patent applications, service marks, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, reversions from any Benefit Plan, tax refunds, tax refund claims, rights and claims against carriers, shippers, franchisees, lessors and lessees, and rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Person is beneficiary, and any letter of credit, guarantee, claim, security interest or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of the Accounts.

         "Good Faith" shall mean honesty in fact in the conduct or transaction concerned, without regard to whether standards which might be deemed commercially reasonable have been observed.

         "Governmental Authority" shall mean any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranty" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligation of any other Person (the "guaranteed obligations"), or to assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security thereof; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; (c) to lease property or to purchase any debt or equity securities or other property or services.

         "Indemnitees" shall have the meaning ascribed to it in Section 12.9.

         "Interest Period" means, for each Eurodollar Rate Loan, the period commencing on the date of such Loan or the conversion thereof and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months as the Borrower may select, upon notice received by the Lender in accordance with Section 2.3(b) or Section 2.11, as the case may be; provided, however, that:

                           (i) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (ii) the Borrower shall not select an Interest
                  Period for any Loan that ends after the applicable Termination Date for the Credit Facility under which such Loan is made.

         "Interest Rate Contracts" shall mean interest rate insurance product agreements providing interest rate protection.

         "Inventory" shall mean and include, with respect to any Person, all of such Person's now owned and hereafter acquired goods, materials, supplies, merchandise and other personal property furnished under any contract of service or intended for sale or lease, including, without limitation, work in process, finished goods and materials, parts and supplies of any kind, nature or description which are used or consumed in such Person's business or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, or are used in connection with the provision of services in such Person's business, all returned or repossessed goods now, or at any time or times hereafter, in the possession or under the control of such Person or Lender, and all documents of title or documents representing the same.

         "IRS" shall mean the Internal Revenue Service, or any successor thereto.

         "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance for the payment of money, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financial lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement (other than a financing statement filed by a "true" lessor pursuant to Section 9-408 of the Code or other comparable law of any jurisdiction) naming the owner of the asset to which such Lien relates as debtor under the Code or other comparable law of any jurisdiction.

         "Loan" shall mean a Term Loan or a Working Capital Loan.

         "Loan Documents" shall mean this Agreement and all other agreements, instruments and documents, including, without limitation, any other security agreements, notes, warrants, guaranties, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, collateral assignments, letter agreements, contracts, notices, leases, amendments, financing statements, letter of credit applications and reimbursement agreements, and all other writings heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Affiliates and delivered to the Lender in connection with or relating to this Agreement (including, without limitation, any Interest Rate Contract entered into by the Borrower with Lender or any Affiliate of Lender), together with all agreements, instruments and documents referred to therein or contemplated thereby, in each case, as amended from time to time.

         "Mandatory Prepayment" shall have the meaning ascribed to it in
Section 2.4(b).

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by either Borrower or an ERISA Affiliate.

         "Net Income" shall mean with respect to any Person, for any period, the net earnings (or loss) after taxes of such Person for such period taken as a single accounting period determined in conformity with GAAP.

         "Net Worth" shall mean with respect to any Person, as at any date of determination, the amount by which total assets of such Person exceed total liabilities of such Person.

         "Notes" shall mean each and every Term Note and Working Capital Note and any other note or notes executed by a Borrower pursuant to this Agreement.

         "Notice of Borrowing" shall mean a notice substantially in the form of EXHIBIT A attached hereto and made a part hereof.

         "Non-Use Fee" shall have the meaning set forth in Section 2.12.

         "Notice of Conversion" shall have the meaning provided in Section 2.11(a).

         "Obligations" shall mean and include all loans, advances, debts, liabilities, obligations, covenants and duties owing to the Lender, any Affiliate of the Lender, any Indemnitee or any of their respective successors and assigns, by the Borrower under or in connection with this Agreement and all of the other Loan Documents, present or future, whether or not evidenced by any note, guaranty or other instrument whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a letter of credit (or payment of any draft drawn thereunder), loan, guaranty, indemnification, foreign exchange or interest rate swap transactions or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and paralegals' fees, any other sums chargeable to Borrower under this Agreement or any other Loan Document.

         "OGA" shall mean OGA Clearinghouse I, L.L.C., a Delaware limited liability company.

         "OGAC" shall mean The Oil & Gas Asset Clearinghouse, Inc, a Texas corporation.

         "OGAC Entities" shall mean collectively OGAC, OGA and OGACLP.

         "OGACLP" shall mean OGAC, L.P., a Texas limited partnership.

         "Other Taxes" shall have the meaning ascribed to it in Section 2.9(b).

         "Participating Lender" means any Person who shall have been granted the right by Lender to participate in the financing provided pursuant to this Agreement and who shall have entered into a participation agreement with Lender.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

         "Pending Loans" shall mean, at any time, the aggregate principal amount of all Working Capital Loans requested in any Notice(s) of Borrowing previously received by the Lender but not yet advanced at such time.

         "Permitted Liens" means the Liens reflected on SCHEDULE 1.1-B attached hereto and incorporated herein by this reference and any of the following Liens created after the date hereof:

                           (i)      Liens for taxes not yet payable;

                           (ii) statutory Liens for taxes in an amount not to
                  exceed $100,000 provided that the payment of such taxes which are due and payable is being contested in Good Faith and by proper proceedings diligently pursued, and that reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and that a stay of enforcement of any such Lien is in effect;

                           (iii) Liens in favor of the Lender;

                           (iv) Liens upon Equipment granted or assumed in
                  connection with the acquisition of such Equipment after the date hereof (including, without limitation, pursuant to Capital Leases), provided, that (a) the Debt incurred to finance each such acquisition is permitted by Section 7.13, and (b) each such Lien attaches only to the Equipment acquired with the Debt secured thereby;

                           (v) deposits under workmen's compensation,
                  unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                           (vi) Liens which arise by operation of law under
                  Article 2 of the UCC in favor of unpaid sellers of goods or prepaying buyers of goods, or liens in items of any accompanying documents or proceeds of either arising by operation of law under Article 4 of the UCC in favor of a collecting bank;

                           (vii) Liens arising by operation of law securing the
                  claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that the payment thereof is not at the time required by Section 7.1;

                           (viii) Liens arising from judgments, decrees or
                  attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default;

                           (ix) easements, reservations, rights-of-way,
                  restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries.

                           (x) Liens in favor of customs and revenue
                  authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                           (xi) Liens arising solely by virtue of any statutory
                  or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

                           (xii) extensions or renewals of any Lien described
                  in this definition; and

                           (xiii) Liens incurred in connection with Debt
                  otherwise permitted under this Agreement.

         "Person" shall mean and include any person, employee, individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party or Governmental Authority.

         "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or an ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreements" shall mean collectively, the Stock Pledge Agreement and the Pledge and Security Agreement.

         "Pledge and Security Agreement" shall mean that certain Pledge and Security Agreement of even date herewith executed by each of the OGAC Entities in favor of the Lender.

         "Property" shall mean, with respect to the Borrower or any Subsidiary, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset owned, leased or operated by such Person and any of its Subsidiaries, including, without limitation, such Person's Equipment and Inventory.

         "Proprietary Rights" means, with respect to any Person, all of such Person's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade secrets, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

         "Regulation D" shall mean Regulation D of the Federal Reserve Board as in effect from time to time.

         "Regulation T" shall mean Regulation T of the Federal Reserve Board as in effect from time to time.

         "Regulation U" shall mean Regulation U of the Federal Reserve Board as in effect from time to time.

         "Regulation X" shall mean Regulation X of the Federal Reserve Board as in effect from time to time.

         "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

         "Remedial Action" shall mean actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Reportable Event" shall mean any of the events described in Section 4043 of ERISA.

         "Restricted Investment" means any acquisition of property by the Borrower or any of its Subsidiaries in exchange for cash or other property, whether in the form of an acquisition of stock, debt security, or other indebtedness or obligation, or the purchase or acquisition of any other property, or by loan, advance, capital contribution, or subscription, except acquisitions of the following: (i) fixed assets to be used in the business of the Borrower or a Subsidiary; (ii) goods held for use in the provision of services by the Borrower or a Subsidiary in the ordinary course of business;
(iii) current assets arising from the rendition of services in the ordinary course of business of the Borrower or a Subsidiary; (iv) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (v) certificates of deposit maturing within one year from the date of acquisition, bankers' acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000; and (vi) commercial paper given the highest rating by a national credit rating agency and maturing not more than 90 days from the date of creation thereof.

         "Restricted Payment" shall mean, with respect to any Person, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of such Person now or hereafter outstanding, except a dividend payable solely in shares of the issuer, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of such Person now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of or any outstanding warrants, options or other rights to acquire shares of any class of capital stock of such Person now or hereafter outstanding (other than the issuance of common stock) upon the exercise of any such warrants, options or rights to acquire such stock.

         "SEC" shall mean the Securities and Exchange Commission and any successor agency.

         "Securities" shall mean any stock, shares, voting trust certificates, partnership interests (whether general or limited), bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", whether certificated or uncertificated, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

         "Shareholders Agreement" shall mean that certain Shareholders Agreement dated as of June 1, 1999 among, the Borrower, OGAC and the other shareholders of OGAC.

         "Solvent" means when used with respect to any Person that (i) the fair saleable value of all such Person's Property as a going concern, is in excess of the total amount of its debts (including contingent liabilities); (ii) it is able to pay its debts as they mature; (iii) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (iv) it is not "insolvent" as such term is defined in Section 101(31) of the Bankruptcy Code.

         "Stock Pledge Agreement" shall mean that certain Pledge Agreement of even date herewith executed by Borrower, OGAC and OGA in favor of the Lender.

         "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement dated as of June 1, 1999 among Borrower and the shareholders of OGAC.

         "Subordinated Indebtedness" shall mean with respect to the Borrower and its Subsidiaries that portion of any unsecured Funded Indebtedness of the Borrower and its subsidiaries that is incurred on terms and conditions approved in writing by the Lender and is subordinated, in a manner approved in writing by the Lender, as to right and time of payment of principal and interest thereon to any and all of the Obligations.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which more than fifty percent (50.0%) of the voting power of the outstanding securities or interests of any class or classes, is at the time, directly or indirectly through one or more intermediaries, owned by one or more of such Person and/or one or more of its Subsidiaries.

         "Taxes" shall have the meaning ascribed to it in Section 2.9(a).

         "Term Loan" means the Loan described in Section 2.1(a).

         "Termination Date" shall mean July 27, 2004.

         "Term Loan Facility" shall mean the credit facility provided under
Section 2.1.

         "Term Note" shall have the meaning ascribed to it in Section 2.1(b).

         "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

         "Third Party Collateral" shall mean any property of any Person, other than the Borrower, which, pursuant to the terms of any of the Loan Documents, secures the payment and performance of any portion of the Obligations.

         "UCC" means the Uniform Commercial Code (or any successor statute) of the State of Colorado or of any other state the laws of which are required by
Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.

         "Voting Stock" means securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         "Working Capital Amount" shall mean $3,000,000, as such amount may be reduced from time to time pursuant to Section 9.2 of this Agreement.

         "Working Capital Facility" shall mean the credit facility provided under Section 2.2.

         "Working Capital Loans" shall have the meaning ascribed to it in
Section 2.2(a).

         "Working Capital Note" shall have the meaning ascribed to it in
Section 2.2(b).

         1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

         1.3 Other Terms. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are defined therein.

         1.4 Computation of Time Periods. For purposes of this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word "from" means "from and including" and the words "to" and "until" each means "to and including."

                                  Article II.

                    LOANS AND OTHER FINANCIAL ACCOMMODATIONS

         2.1 The Term Loan Facility.

                  (a) Amount of Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Lender hereby agrees to loan to Borrower an amount equal to $6,000,000 (the "Term Loan"). Upon satisfaction of the applicable conditions set forth in Article VIII hereof, the Lender shall make the proceeds of the Term Loan available to the Borrower by transferring same day funds to an account designated in writing by the Borrower. Initially, the Term Loan shall be made as a Base Rate Loan.

                  (b) Term Note. The Term Loan shall be evidence by a promissory note, substantially in the form of EXHIBIT B attached hereto and made a part hereof (the "Term Note").

                  (c) Use of Proceeds. Borrower shall use the proceeds of the Term Loan only for the purpose of funding or refinancing of a portion of the purchase price for its purchase of the stock of OGAC pursuant to the terms of the Stock Purchase Agreement and to otherwise fund working capital and for other corporate purposes.

                  (d) Repayment. The Term Loan shall be repaid in fifty-nine consecutive monthly installments of $71,428.51 commencing on August 1, 1999 and on the first Business Day of each month thereafter and a final installment on the Termination Date equal to the entire unpaid principal balance of the Term Loan at such time.

         2.2 Working Capital Facility.

                  (a) Availability.

                           (i) Subject to the terms and conditions of this
                  Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Lender hereby agrees to make revolving loans ("Working Capital Loans") to the Borrower from time to time at Borrower's request during the period from the date hereof to the Termination Date, in an amount which shall not exceed the amount, if any, by which the Working Capital Amount exceeds the aggregate amount of the outstanding Loans and Pending Loans requested under this Section at such time.

                           (ii) Subject to all of the terms and conditions of
                  this Agreement, Working Capital Loans may be voluntarily prepaid pursuant to Section 2.4(a), and any amounts so prepaid, may be reborrowed, up to the amount available under this Section 2.2(a) at the time of such Borrowing.

                           (iii) Working Capital Loans made on any Funding Date
                  which constitute Eurodollar Rate Loans shall be in the aggregate minimum amount of $500,000.00 and integral multiples of $100,000 in excess of that amount. Working Capital Loans made on any Funding Date which constitute Base Rate Loans shall be in the aggregate minimum amount of $50,000.00 and integral multiples of $10,000 in excess of that amount.

                  (b) Working Capital Note. The Working Capital Loans shall be evidenced by a promissory note (a "Working Capital Note") substantially in the form of EXHIBIT C attached hereto and made a part. The Working Capital Note shall be dated as of the Funding Date for the Term Loan and shall mature on the Termination Date.

                  (c) Use of Proceeds. Subject to the terms and conditions contained herein, the Borrower shall use the proceeds of the Working Capital Loans for working capital and other general corporate purposes.

                  (d) Repayment. All outstanding Working Capital Loans shall be paid in full on the Termination Date.

         2.3 Notice of Borrowing; Making the Loans.

                  (a) Each Loan shall be made on notice, given by the Borrower to the Lender in writing not later than 11:00 a.m. (New York time) on
         (A) the third Business Day prior to the date of the proposed Borrowing, in the case of a request for a Eurodollar Rate Loan, and
         (B) the Business Day of the proposed Borrowing, in the case of a request for a Base Rate Loan. Each such notice of a borrowing (a "Notice of Borrowing") shall be substantially in the form of EXHIBIT A attached hereto. Any Notice of Borrowing must specify the requested
         (i) date of such Loan, (ii) type of Loan, (iii) aggregate amount of such Loan, (iv) applicable Interest Period for such Loan if such Loan is a Eurodollar Rate Loan, and (v) the account or accounts to which the proceeds of such Loan are to be disbursed. Upon fulfillment of the applicable conditions set forth in Article VIII, the Lender will make such funds available to the Borrower in such deposit account maintained with the Lender as the Borrower shall designate.

                  (b) Anything in paragraph (a) above to the contrary notwithstanding,

                           (i) if the Lender shall, at least one Business Day
                  before the date of any requested Borrowing, notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority makes it unlawful, for the Lender to perform its obligations hereunder to make Eurodollar Rate Loans; or

                           (ii) if the Lender is unable, after reasonable
                  efforts, due to prevailing market conditions, to provide timely information for the determination of the Eurodollar Rate, or is otherwise unable to determine the Eurodollar Rate at any time, or

                           (iii) if the Lender has reasonably determined that
                  the Eurodollar Rate is inadequate to compensate the Lender,

                  then, in any such event, the right of the Borrower to select Eurodollar Rate Loans shall be suspended as of the date, reasonably designated by the Lender until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and each Loan shall be a Base Rate Loan.

         (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

         (d) The Borrower shall notify the Lender in writing of the names of the officers and employees authorized to request any Loans on behalf of Borrower, and shall provide the Lender with a specimen signature of each such officer or employee. The Lender shall be entitled to rely conclusively on such officer's or employee's authority to request a Loan on behalf of the Borrower, until the Lender receives written notice to the contrary. Notwithstanding the foregoing, the Lender shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

         2.4 Prepayments; Reserves.

                  (a) Voluntary Prepayments. Subject to Section 2.6, the Borrower may (i) at any time prepay the Working Capital Loans in whole or in part, subject to Section 2.6, and (ii) upon not less than two
         (2) Business Days' prior written or telephonic notice confirmed promptly in writing to the Lender, at any time and from time to time, prepay the Term Loan in whole or in part, in an aggregate minimum amount of $50,000 and integral multiples of $10,000 in excess of that amount; provided, however, that the Borrower may prepay the Term Loan in full without regard to such minimum amount. Any notice of prepayment given to the Lender under this Section 2.4(a) shall specify the date of prepayment, the aggregate principal amount of the prepayment and which Loans such prepayment is to be applied against. To the extent that any voluntary prepayment is made against the Term Note, such voluntary prepayments shall be applied to the installments due under the Term Note in the inverse order of maturity until paid in full. Notice of prepayment having been delivered as provided herein, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date.

                  (b) Mandatory Prepayments. All Obligations shall become immediately due and payable, at the option of the Lender upon the occurrence of a Change in Control, whereupon the Borrower shall repay the Term Loan and the Working Capital Loans in full together with all accrued but unpaid interest thereon and the Commitment shall terminate.

                  (c) Termination of Commitment. The Borrower may at any time, subject to Section 2.6 below, upon two (2) Business Days prior written notice to the Lender, terminate the Commitment.

         2.5 Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the following intervals and at the following rates per annum:

                  (a) Base Rate Loans. If such Loan is a Base Rate Loan, a rate per annum equal to the Applicable Margin for Base Rate Loans at the time of determination plus the Base Rate in effect from time to time, payable, in arrears, on the first day of each calendar month and on the date such Base Rate Loan shall be paid in full; and

                  (b) Eurodollar Rate Loans. If such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during the Interest Period for such Loan to the Eurodollar Rate for such Interest Period plus the Applicable Margin at the time of determination, payable, in arrears, on the first day of each calendar month, or, if earlier, on the date such Eurodollar Rate Loan shall be paid in full;

         provided, however, that, from and after the occurrence of an Event of Default and unless and until such Event of Default is cured or waived, (i) the Borrower shall not be entitled to elect that any portion of any Loan be a Eurodollar Rate Loan; and (ii) the Borrower shall pay interest on the unpaid principal amount of all Loans at the Default Rate, such interest being payable on demand.

         2.6 Prepayment Provisions; Breakage Costs.

                  (a) The Borrower shall not voluntarily prepay any Loans other than Base Rate Loans. If the Borrower repays any Eurodollar Rate Loan prior to the last day of the applicable Interest Period for any reason or fails to borrow a Eurodollar Rate Loan once requested, the Borrower shall pay to the Lender the amount of any cost, loss or expense incurred by the Lender as a result of the repayment of a Eurodollar Rate Loan prior to the last day of the Interest Period applicable to such Loan including, without limitation, any cost or expense incurred by Lender by reason of the liquidation and reemployment of deposits or other funds acquired by the Lender to fund the Eurodollar Rate Loan being prepaid.

                  (b) If the Borrower prepays the Term Loan for any reason, prior to the second anniversary date of the Closing Date, the Borrower shall pay to Lender a prepayment fee equal to (i) during the first year after the Closing Date, 2% of the amount prepaid and (ii) during the second year after the Closing Date, 1% of the amount prepaid. If the Borrower terminates the Commitment as a result of obtaining refinancing from a Person other than the Lender prior to the second anniversary of the Closing Date, the Borrower should pay a termination fee equal to (i) during the first year after the Closing Date, 2% of the Working Capital Amount and (ii) during the second year after the Closing Date, 1% of the Working Capital Amount.

         2.7 Increased Costs; Increased Capital. In the event that the Lender determines that compliance with any United States (including any state, political subdivision, territory or possession thereof) or foreign law, regulation, treaty, directive or guideline, currently or hereafter in effect, or the interpretation or application thereof, or the compliance with any request, guideline or directive (whether or not having the force of law) from any United States or foreign central bank or any other Governmental Authority:

                  (a) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirement against, or imposes any other conditions with respect to assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit or commitment therefor extended by, or any other acquisition of funds by, any office of the Lender which is not otherwise included or accounted for in any determination of the Eurodollar Rate or any interest payable hereunder; or

                  (b) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender determines that the amount of such capital is increased by or based upon the existence of the Lender's obligations to make, maintain or fund the Eurodollar Loans;

         and the result is to increase (as reasonably determined by the Lender) the cost to the Lender of (i) agreeing to make, making, funding, renewing or maintaining the Eurodollar Loans hereunder, or (ii) agreeing to maintain, or its maintenance of, the Commitment hereunder, or to reduce any amount receivable in respect of any of the foregoing, or to reduce (as determined by the Lender) the rate of return on the Lender's or such controlling corporation's capital (taking into account the policies of the Lender or corporation with regard to capital) ("Increased Cost"), then, in any such case, the Borrower agrees to pay to the Lender upon the Lender's demand any additional amount as may be necessary to compensate fully the Lender for such additional cost, reduced amount receivable, or reduced rate of return as reasonably determined by the Lender to place the Lender in the same economic position as if such compliance had not occurred. The Lender will promptly notify the Borrower, in writing, of the occurrence of any of the events described in this Section 2.7. Notwithstanding the foregoing, Lender agrees that if there is any Increased Cost with respect to which Borrower would be obligated to compensate Lender pursuant to this
Section 2.7, Lender shall use reasonable efforts to select an alternative lending office which would not result in any such Increased Cost to Lender; provided, however, that Lender shall not be obligated to select an alternative lending office if Lender determines in good faith that (i) as a result of such selection Lender would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of Lender. Notwithstanding anything to the contrary contained in this
Section 2.7, Borrower shall not be obligated to indemnify or reimburse Lender for any Increased Costs hereunder (x) which arose or were incurred during or are otherwise attributable to any period of time more than 180 days prior to the date on which Lender delivered its written statement for indemnification or reimbursement for such Increased Costs, or (ii) if such Increased Costs, or substantially the same type of costs, are not also imposed on other borrowers of such Lender who entered into similar credit facilities with a similar pricing, taken as a whole, who have agreed to pay such costs, at the same time.

         2.8 Payments and Computations.

                  (a) All payments of principal, interest and fees hereunder and under the Notes payable to the Lender shall be made without condition or reservation of right and in same day funds and delivered to the Lender not later than 1:00 p.m. (New York time) on the date due to such account of the Lender as the Lender may designate; and funds received by the Lender after that time shall be deemed to have been paid on the next succeeding Business Day.

                  (b) The Borrower hereby authorizes the Lender and unless the Borrower has arranged for another means of timely payment satisfactory to the Lender, the Lender shall, if and to the extent any payment is due hereunder, to make a Working Capital Loan to Borrower which shall be a Base Rate Loan in the amount of such payment. In addition, the Borrower hereby authorizes the Lender, if and to the extent payment is due hereunder and unless the Borrower has arranged for another means of timely payment satisfactory to the Lender, the Lender shall charge from time to time against the Borrower's accounts with the Lender any amount so due. The Lender shall notify the Borrower of any such Loan or charge; provided, however, that the failure to give such notice shall not limit or otherwise affect the obligation of the Borrower to make any payment when due hereunder.

                  (c) All computations of interest and fees shall be calculated on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or the Non-Use Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         2.9 Taxes.

                  (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.8, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Lender's income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other appropriate authority in accordance with applicable law.

                  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (but specifically excluding, any taxes due as a result of any assignment or participation made by the Lender as permitted by the terms of Section 11.2 hereof) (hereinafter referred to as "Other Taxes").

                  (c) The Borrower agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.9) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Any amounts due from the Borrower in accordance with the foregoing indemnification shall be paid to the Lender within thirty (30) days from the date the Lender makes written demand therefor. Notwithstanding the foregoing, however, the Lender agrees that it shall not pay any Taxes or Other Taxes if it has received written notice from the Borrower that the Borrower is contesting the same and for so long as the Borrower continues to contest the same in accordance with the terms of Section 7.1 provided that such failure to pay does not adversely affect the Lender's ability to obtain or maintain a perfected security interest in any of the Borrower's Property or any of the Lender's rights and remedies hereunder.

                  (d) If the Lender shall request, within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Lender, at its address referred to on the signature page hereto, the original or a certified copy of a receipt evidencing payment thereof.

                  (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.9 shall survive the payment in full of principal and interest hereunder and under the Notes.

                  (f) Each Lender or Purchaser that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), shall submit to the Borrower when it becomes a Lender or Purchaser hereunder duly completed and signed copies of (i) Internal Revenue Services ("IRS") Form 1001 (relating to such Lender and entitling it to a complete exemption from United States withholding on all amounts to be received by such Lender, including fees, under this Agreement) and, if necessary to prevent backup withholding, IRS Form W-8 (relating to the foreign status exemption from United States federal income tax backup withholding), (ii) IRS Form 4224 (relating to all amounts to be received by such Lender, including fees, under this Agreement) and, if necessary to prevent backup withholding, IRS Form W-9 (certification of taxpayer indemnification number), or (iii) IRS Form W-8 (relating to the exemption from United States federal income tax withholding on payments of portfolio interest under Section 871(h) or Section 881(c) of the Code), together with any certificate or statement of exemption required under the Code or the regulations issued thereunder to establish that such Lender or Purchaser is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender or any interest payable under any of the Loan Documents. Thereafter and from time to time, each such Lender or Purchaser, to the extent legally entitled to do so, shall submit to the Borrower such additional duly completed and signed copies of the previously provided forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower from such Lender or Purchaser and (ii) required under then-current United States law or regulations to avoid United States withholding taxes on payment in respect of amounts to be received by such Lender or Purchaser, including fees, under this Agreement. Upon the request of the Borrower, each Lender or Purchaser that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower a certificate to the effect that it is such a United States person. If any Lender or Purchaser determines that it is unable to submit to the Borrower any form or certificate that such Lender or Purchaser is obligated to submit pursuant to this Section, or that such Lender or Purchaser is required to withdraw or cancel any such form or certificate previously submitted, such Lender or Purchaser shall promptly notify the Borrower of such fact.

                  (g) If any Lender or Purchaser shall obtain a credit with respect to all or part of any tax indemnified by Borrower pursuant to this Section 2.9, then, to the extent such items have not previously been taken into account in computing the amount of any payment pursuant to this sentence or the amount of indemnification payable under this Section 2.9, such Lender or Purchaser shall promptly pay to Borrower an amount equal to the amount of such credit, reduced by the amount of any prior payments by such Lender or Purchaser to, or for the benefit of, Borrower arising from the same claim. All computations required hereunder shall be made by such Lender or Purchaser acting reasonably and in good faith and the results of such computations shall be delivered to Borrower.

                  (h) Without affecting its right under this Section 2.9 or any other provision of this Agreement, each Lender and Purchaser agrees that if Borrower is obligated to pay taxes as are imposed on or measured by the net income, net profits, or franchise taxes of such Lender or Purchaser pursuant to this Section 2.9, such Lender or Purchaser shall use reasonable efforts to select an alternative lending office which would not result in any such tax or which would result in a reduction of any such tax.

         2.10 Reserved.

         2.11 Conversions.

                  (a) On the terms and subject to the conditions of this Agreement and provided that no Event of Default shall have occurred and be continuing, upon written notice to the Lender in substantially the form of EXHIBIT D attached hereto and made a part hereof (the "Notice of Conversion"), the Borrower may convert all or any portion not less than $500,000 of the Term Loan or any Working Capital Loan which is (i) a Eurodollar Rate Loan to a Base Rate Loan upon expiration of the applicable Interest Period, (ii) continue any Eurodollar Rate Loan as a Eurodollar Rate Loan upon the expiration of the applicable Interest Period, or (iii) convert any Base Rate Loan to a Eurodollar Rate Loan at any time (any such date on which any Loan is to be converted being referred to herein as a "Conversion Date"). Such Notice of Conversion shall be delivered to the Lender prior to 1:00 p.m. (New York time) three (3) Business Days prior to the proposed Conversion Date if conversion to, or continuation of, a Eurodollar Rate Loan is requested, and prior to 11:00 a.m. (New York time) on the proposed Conversion Date if conversion to a Base Rate Loan is requested. Each proposed Conversion Date shall be a Business Day.

                  (b) If the Borrower shall fail to give notice of the duration of the proposed Interest Period with respect to a proposed conversion of an outstanding Base Rate Loan or a continuation of a Eurodollar Rate Loan, the Borrower shall be deemed not to have elected to convert the Base Rate Loan or continue the Eurodollar Rate Loan. If the Borrower shall fail to give a timely and complete Notice of Conversion with respect to an outstanding Eurodollar Rate Loan in accordance with this Section 2.11, the Borrower shall be deemed to have elected to convert such outstanding Eurodollar Rate Loan to a Base Rate Loan on the last day of the applicable Interest Period.

                  (c) Any Notice of Conversion given or deemed to have been given pursuant to this Section 2.11 shall be irrevocable.

                  (d) Each Eurodollar Rate Loan shall be converted to a Base Rate Loan at the end of the then applicable Interest Period if (i) an Event of Default has occurred and is continuing, or (ii) the Lender shall be unable to determine the Eurodollar Rate or shall have deemed the Eurodollar Rate to be inadequate or unfair (as provided in Section 2.3(b)). If the making or maintaining of Eurodollar Rate Loans shall be unlawful, impossible, inadequate or unfair (as provided in Section 2.3(b)), all Eurodollar Rate Loans then outstanding shall be converted into Base Rate Loans on either (i) the last day of the Interest Period or Interest Periods applicable to such Loans if the Lender may lawfully continue to maintain and fund such Loans until such day, or
         (ii) immediately, if the Lender may not lawfully continue to fund and maintain such Loans.

                  (e) Notwithstanding any provision in this Agreement to the contrary, Borrower shall have no more than ten (10) different Interest Periods outstanding for Eurodollar Rate Loans at any time; provided, however, in the event Lender permits additional Interest Periods, the Borrower shall pay to Lender an additional fee of $250 per Interest Period.

         2.12 Fees.

                  (a) The Borrower shall pay to the Lender an arrangement fee (the "Arrangement Fee") in the amount of Sixty Thousand Dollars ($60,000) of which $30,000 was paid with the acceptance of the applicable commitment letter and $30,000 shall be payable on the Closing Date.

                  (b) As additional compensation for Lender's costs and risks in making the Working Capital Loans available to Borrower, Borrower agrees to pay to Lender in arrears, on the first Business Day of each calendar quarter prior to the Termination Date and on the Termination Date, a fee for Borrower's non-use of available funds under the Working Capital Facility (the "Non-Use Fee") in an amount equal to 0.25% per annum (calculated on the basis of a 360 day year for actual days elapsed) on the difference between (i) the Working Capital Amount and (ii) the daily average of the amount of the Working Capital Loans outstanding during the period for which the Non-Use Fee is due.

                                  Article III.

                                   [RESERVED]

                                  Article IV.

                                   COLLATERAL

         4.1 Grant of Security Interest.

                  (a) To secure the prompt, complete, payment and performance of all Obligations, the Borrower hereby grants to the Lender a continuing security interest in, and lien on, all of the Borrower's right, title and interest in any of the following property, whether now owned or existing or hereafter acquired or arising and wherever located:

                            (i) all Accounts, Contract Rights, letters of
                  credit, chattel paper, instruments, notes, documents, and documents of title;

                            (ii) General Intangibles;

                            (iii) Inventory;

                            (iv) Equipment;

                            (v) all moneys, Securities and other investment
                  property;

                            (vi) deposit accounts, credits, and balances with
                  and other claims against the Lender or any of its affiliates or any other financial institution with which the Borrower maintains deposits;

                            (vii) all books, records and other property relating
                  to or referring to any of the foregoing, including, without limitation, all books, records, ledger cards, data processing records, computer software and other property and general intangibles at any time evidencing or relating to any of the foregoing; and

                            (viii) all accessions to, substitutions for and
                  replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

                  All of the foregoing, together with all other property in which the Lender may at any time be granted a Lien to secure the Obligations, is herein collectively referred to as the "Collateral."

                  (b) All of the Obligations shall be secured by all of the Collateral.

         4.2 Intentionally Omitted.

         4.3 Perfection and Protection of Security Interest.

                  (a) The Borrower shall, at its expense, perform all steps reasonably requested by the Lender at any time to perfect, maintain, protect, and enforce its Liens in the Collateral including, without limitation: (i) executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Lender; (ii) delivering to the Lender the originals of all instruments, documents, and chattel paper, and all other Collateral of which the Lender determines it should have physical possession in order to perfect and protect the Lender's security interest therein, duly endorsed or assigned to the Lender without restriction; (iii) delivering to the Lender warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued; (iv) delivering to the Lender all letters of credit on which the Borrower is named beneficiary; and (v) taking such other steps as are deemed necessary by the Lender to maintain and protect its Liens. To the extent permitted by applicable law, the Lender may file, without the Borrower's signature, one or more financing statements disclosing its Liens. The Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

                  (b) If any Collateral is at any time in the possession or control of any warehouseman, bailee or any agent of the Borrower, then the Borrower shall notify the Lender thereof and shall notify such Person of the Lender's security interest in such Collateral and, upon the Lender's request, instruct such Person to hold all such Collateral for the Lender's account subject to the Lender's instructions. If at any time significant operations of the Borrower's business are operated on or any significant Collateral is located on any premises that are not owned by the Borrower, then the Borrower shall use Good Faith efforts to obtain, at the request of the Lender, attornment agreements in form and substance satisfactory to the Lender with the owner or lessor of such premises.

                  (c) From time to time, the Borrower shall, upon the Lender's request, execute and deliver confirmatory written instruments pledging to the Lender the Collateral, but the Borrower's failure to do so shall not affect or limit the Lender's security interest or the Lender's other rights in and to the Collateral. So long as the Commitment is in effect or any of the Obligations remain outstanding, the Lender's Liens shall continue in full force and effect in all Collateral.

         4.4 Location of Collateral. Borrower represents and warrants to Lender that: (a) SCHEDULE 4.4 attached hereto and incorporated herein by this reference is a correct and complete list of the Borrower's chief executive office, the location of its books and records, the locations of its property, and the locations of all of its other places of business; and (b) SCHEDULE 4.4 attached hereto correctly identifies any of such facilities and locations that are not owned by the Borrower and to the best of the Borrower's knowledge, sets forth the names of the owners and lessors or sublessors of, and the holders of any mortgages on, such facilities and locations. The Borrower covenants and agrees that it will not maintain any of its property at any location other than those listed for it on SCHEDULE 4.4 attached hereto, unless it gives the Lender at least five (5) days' prior written notice thereof and executes any and all financing statements and other documents that the Lender requests in connection therewith.

         4.5 Title to, Liens on, and Sale and Use of Collateral. The Borrower represents and warrants to the Lender and agrees with the Lender that: (a) all Collateral is and will continue to be owned by the Borrower or the grantor thereof, free and clear of all Liens whatsoever, except for Permitted Liens;
(b) the Borrower will, and will cause each of its Subsidiaries, to use, store, and maintain the Collateral with all reasonable care and will use the Collateral for lawful purposes only; and (c) the Borrower will not, and will not permit any of its Subsidiaries, without the Lender's prior written approval (which will not be unreasonably withheld), sell, or dispose of or permit the sale or disposition of any Collateral, except for sales of Inventory in the ordinary course of business, and Equipment as permitted by Section 4.9. The inclusion of proceeds in the Collateral shall not be deemed to constitute the Lender's consent to any sale or other disposition of the Collateral except as expressly permitted herein.

         4.6 Access and Examination; Appraisals. The Lender may at all reasonable times (and at any time when a Default or Event of Default exists) have access to, examine, audit, make extracts from, copy and inspect Borrower's and its Subsidiaries records, files, and books of account and the Collateral, and discuss the Borrower's affairs with the Borrower's officers and management. Borrower will deliver to the Lender any instrument necessary for the Lender to obtain records from any service bureau or any other Person or Governmental Authority maintaining records for the Borrower.

         4.7 Intentionally Omitted.

         4.8 Collection of Receivables. The Lender may at any time after the occurrence and during the continuance of an Event of Default, by giving the Borrower written notice, elect to require that the Accounts be paid directly to the Lender. In such event, Borrower shall, and shall permit the Lender to, promptly notify the account debtors or obligors under the Accounts of the Lender's interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Accounts directly to the Lender. Upon receipt of any such notice from the Lender, Borrower shall thereafter hold in trust for the Lender, all amounts and proceeds received by it with respect to the Accounts and other Collateral and immediately and at all times thereafter deliver to the Lender all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. After the occurrence and during the continuance of an Event of Default, the Lender may require all cash proceeds of the Collateral to be deposited in a special noninterest bearing cash collateral account with the Lender and held there as security for the Obligations. The Borrower shall thereafter have no control whatsoever over said cash collateral account. The Lender may, from time to time, apply the collected balances in said cash collateral account to the payment of the Obligations whether or not the Obligations shall then be due.

         4.9 Equipment. The Borrower represents and warrants to the Lender and agrees with the Lender that all of the Equipment owned or leased by the Borrower is and will be used or held for use in the Borrower's business (which includes the lease of such equipment to third parties from time to time), and is and will be fit for such purposes. The Borrower will use the Equipment in a careful and proper manner and will comply with and conform to all governmental laws, rules and regulations relating thereto. The Borrower shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and in Borrower's reasonable business judgment, shall make all necessary replacements thereof so that the condition and operating efficiency thereof will at all times be maintained and preserved, reasonable wear and tear excepted. The Borrower shall promptly inform the Lender of any material additions to or deletions from the Equipment. Borrower shall not permit any Equipment to become a fixture to real property or an accession to other personal property, unless the Lender has a valid and perfected Lien in such real or personal property. Except for occasional sales of Equipment, the proceeds of which represent the fair market value therefor and do not exceed in the aggregate for any Fiscal Year $100,000, the Borrower shall not, without the Lender's prior written consent, sell, lease as a lessor, or otherwise dispose of any of the Equipment other than worn out or obsolete Equipment.

         4.10 Contract Rights. The Borrower shall fully perform all of its material obligations under each material contract to which it is a party and shall enforce all of its rights and remedies thereunder as it deems appropriate in its business judgment; provided, however, that the Borrower shall not take any action or fail to take any action with respect to the Contract Rights which, in the Borrower's business judgment, exercised in Good Faith, would result in a waiver or other loss of any material right or remedy of the Borrower thereunder. Without limiting the generality of the foregoing, the Borrower shall take all action necessary or appropriate to permit, and shall not take any action which would have any material adverse effect upon, the full enforcement of all indemnification rights under the Contract Rights. Except in the ordinary course of business and consistent with past practices, the Borrower shall not, without the Lender's prior written consent, modify, amend, supplement, compromise, satisfy, release, or discharge any of the Contract Rights, any collateral securing the same, any Person liable directly or indirectly with respect thereto, or any agreement relating to any of the Contract Rights or the collateral therefor. The Borrower shall notify the Lender in writing, promptly after the Borrower becomes aware thereof, of any event or fact which could give rise to a claim by it for indemnification under any of the Contract Rights, and shall diligently pursue such right and report to the Lender on all further developments with respect thereto. If an Event of Default exists and the Borrower has not cured or is unable to cure such Event of Default, then the Lender may directly enforce any material right in the Contract Rights in its own or the Borrower's name and may enter into such settlements or other agreements with respect thereto as the Lender determines. In any suit, proceeding or action brought by the Lender under any Contract Rights for any sum owing thereunder or to enforce any provision thereof, the Borrower shall indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from the Borrower to or in favor of such obligor or its successors other than expense, loss or damage resulting from Lender's gross negligence or willful misconduct. All such obligations of the Borrower shall be and remain enforceable only against the Borrower and shall not be enforceable against the Lender. Notwithstanding any provision hereof to the contrary, the Borrower shall at all times remain liable to observe and perform all of its duties and obligations under the Contract Rights, and the Lender's exercise of any of its rights with respect to the Collateral shall not release the Borrower from any of such duties and obligations. The Lender shall not be obligated to perform or fulfill any of the Borrower's duties or obligations under the Contract Rights or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property. Notwithstanding any provision in this
Section 4.10 to the contrary, provided no Event of Default has occurred and is continuing, the Lender shall not be permitted to waive or release on behalf of the Borrower any rights that the Borrower may have (whether at law or in equity) against any other party to the Contract Rights.

         4.11 Right to Cure. The Lender may, in its discretion and at any time after at least ten (10) days prior written notice, for the Borrower's account and at the Borrower's expense, pay any amount not being disputed by Borrower in Good Faith or do any act required of the Borrower hereunder or reasonably requested by the Lender to preserve, protect, maintain or enforce the Obligations, the Collateral or the Lender's Liens therein, and which the Borrower fails to pay or do, including, without limitation, payment of any judgment against the Borrower, any insurance premium, any warehouse charge, any landlord's claim, and any other Lien upon or with respect to the Collateral. All payments that the Lender makes under this Section 4.11 and all out-of-pocket costs and expenses that the Lender pays or incurs in connection with any action taken by it hereunder shall be payable on demand. Any payment made or other action taken by the Lender under this Section 4.11 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

         4.12 Power of Attorney. The Borrower hereby appoints the Lender and the Lender's designees as the Borrower's attorney, with power, if an Event of Default has occurred and is continuing, to send requests for verification of accounts to customers or account debtors and after an Event of Default has occurred and is continuing: (a) to endorse the Borrower's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Lender's possession; (b) to sign the Borrower's name on any invoice, bill of lading, or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records; (c) to notify the post office authorities to change the address for delivery of the Borrower's mail to an address designated by the Lender and to receive, open and dispose of all mail addressed to the Borrower; and (d) to do all things necessary to carry out this Agreement. The Borrower ratifies and approves all acts of such attorney. Neither the Lender nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except to the extent of the Lender's gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Commitment has been terminated and the Obligations have been fully satisfied.

         4.13 The Lender's Rights, Duties and Liabilities. The Borrower assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral except for liability resulting from the Lender's or any of its respective attorney's gross negligence or willful misconduct. The Lender and its officers, directors, employees, and agents shall not be liable or responsible in any way for the safekeeping of any of the Collateral except to the extent of the Lender's gross negligence or willful misconduct with respect thereto, or for any loss or damage thereto, or for any diminution in the value thereof, or for any act of default of any warehouseman, carrier, forwarding agency or other person whomsoever, all of which shall be at the Borrower's sole risk. The Obligations shall not be affected by any failure of the Lender to take any steps to perfect its Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release the Borrower from any of the Obligations. After the occurrence of and during the continuance of a Default or Event of Default, the Lender may (but shall not be required to), without notice to or consent from the Borrower, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Borrower for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Lender and the Borrower.

                                  Article V.

               BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

         5.1 Books and Records. The Borrower shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in a manner necessary to insure that the audited financial statements required to be delivered pursuant to
Section 5.2(a) shall be prepared in accordance with GAAP. The Borrower shall, by means of appropriate entries, reflect in such accounts and in all financial statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of its Property and bad debts, all in accordance with GAAP. The Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; and (b) all other dealings affecting the Collateral.

         5.2 Financial Information. The Borrower shall promptly furnish to the Lender all such financial information as the Lender shall reasonably request, and notify its auditors and accountants that the Lender is authorized to obtain such information directly from them. Without limiting the foregoing, the Borrower will furnish to the Lender, in such detail as the Lender shall request, the following:

                  (a) As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, a copy of the unaudited consolidating and the audited consolidated balance sheets, related statements of income and operations, shareholders' equity (only for consolidated statements) and cash flows for the Borrower and its consolidated Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year and the budgeted figures for the current Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Borrower and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and accompanied by a report thereon unqualified as to scope of independent certified public accountants selected by the Borrower and reasonably satisfactory to the Lender.

                  (b) As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter other than the fourth quarter of a Fiscal Year, a copy of the unaudited consolidating and consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter, and the related consolidating and consolidated statements of income and operations, shareholders' equity (only for consolidation) and cash flows for the Borrower and its consolidated Subsidiaries for the last month of such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, together with the accompanying notes thereto, all in reasonable detail, setting forth in each case in comparative form the budgeted figures for the current Fiscal Year, fairly presenting the financial position and results of operation of the Borrower and its consolidated Subsidiaries as at the date thereof and for such periods, prepared in accordance with GAAP. Such statements shall be certified to be correct by the chief financial or accounting officer of the Borrower, subject to normal year-end adjustments.

                  (c) With each of the audited and unaudited financial statements delivered pursuant to Sections 5.2(a) and 5.2(b), a certificate of the chief executive or chief financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish that the Borrower was in compliance with its covenants set forth in Section 7.22 and Section 7.23 during the period covered in such financial statements and as at the end thereof, and
         (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are correct and complete as at the date of such certificate as if made at such time, (B) the Borrower is, at the date of such certificate, in compliance with all of its covenants and agreements in this Agreement and the other Loan Documents, and (C) no Default or Event of Default then exists or existed during the period covered by such financial statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrower has taken or proposes to take with respect thereto.

                  (d) Such additional information as the Lender may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary, including, without limitation, projections of future operations on both a consolidated and consolidating basis.

         5.3 Notices to the Lender. The Borrower shall notify the Lender in writing of the following matters at the following times:

                  (a) Immediately after becoming aware thereof, any Default or Event of Default.

                  (b) Immediately after becoming aware thereof, the assertion by a holder or holders of Debt in an outstanding principal amount in excess of $100,000 in the aggregate at any one time that a default exists with respect thereto or that the Borrower is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

                  (c) Immediately after becoming aware thereof, any material adverse change in the Borrower's Property, business, operations, or condition (financial or otherwise) or any material decrease in the Borrower' Accounts.

                  (d) Immediately after becoming aware thereof, any pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Governmental Authority, which may materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's Property, business, operations, or condition (financial or otherwise).

                  (e) Immediately after becoming aware thereof, any violation of any law, statute, regulation, or ordinance of Governmental Authority applicable to the Borrower, any Subsidiary, or their respective properties which may materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's Property, business, operations, or condition (financial or otherwise).

                  (f) Any change in the Borrower's name, state of incorporation, or form of organization, at least ten (10) days prior thereto.

                  (g) Any Termination Event with respect to a Plan within fifteen (15) days after the Borrower knows or has reason to know thereof, and any other Reportable Event, within forty (40) days after the Borrower knows or has reason to know thereof, in each case accompanied by any materials required to be filed with the PBGC with respect thereto; immediately after the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of any withdrawal liability under Title IV of ERISA with respect to a Benefit Plan or a Multiemployer Plan; within ten (10) days after the

         Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure; the establishment of any Plan not existing at the Closing Date, or any increase in the benefits of any existing Plan or the commencement of contributions by the Borrower to any Plan to which the Borrower was not contributing at the Closing Date, within fifty-five (55) days after the end of the fiscal quarter in which such event occurs; within fifteen (15) days after the Borrower or an ERISA Affiliate knows or has reason to know (i) a Multiemployer Plan has been terminated, (ii) the administration or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; within forty-five
         (45) days after the Borrower or an ERISA Affiliate knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code) has occurred; immediately after filing with the IRS a funding waiver request for any Plan, in each case accompanied by a copy of such request and, subsequent thereto, copies of all communications received by the Borrower or an ERISA Affiliate with respect to such request; or immediately after becoming aware thereof, any other event or condition regarding a Plan or the Borrower's or an ERISA Affiliate's compliance with ERISA which may materially and adversely affect the Borrower's Property, business, operation, or condition (financial or otherwise).

         Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Borrower have taken or propose to take with respect thereto.

                                  Article VI.

                     GENERAL WARRANTIES AND REPRESENTATIONS

         The Borrower warrants and represents to Lender that all of the Borrower's representations and warranties contained in this Agreement and the other Loan Documents are true at the time of the Borrower' execution of this Agreement, and shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto. Each request for a Loan hereunder shall constitute a representation and warranty by Borrower, with the same effect as a certificate delivered by the Borrower in writing, that all of the representations and warranties made herein (other than representations and warranties which expressly speak as of a certain date), are true and correct in all respects as of the date of such request. Borrower warrants and represents to Lender that:

         6.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each of the Borrower and OGAC has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents, to incur the Obligations, and to grant to the Lender, Liens upon, and security interests in, the Collateral. Each of the Borrower and OGAC has taken all necessary corporate action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents. No consent, approval, or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with the Borrower's execution, delivery, and performance of this

Agreement and the other Loan Documents, except for those already duly obtained. Each of this Agreement and the other Loan Documents has been duly executed and delivered by the Borrower and OGAC, and constitutes the legal, valid and binding obligation of the Borrower and OGAC, enforceable against them in accordance with their respective terms. The Borrower's and OGAC's execution, delivery, and performance of the Loan Documents to which they are respectively a party do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the Property of the Borrower or OGAC by reason of the terms of
(a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which the Borrower or any of its Subsidiaries is a party or which is binding upon it or its Property, (b) any judgment, law, statute, rule or governmental regulation applicable to the Borrower or any of its Subsidiaries, or (c) the Certificate of Incorporation or By-laws of the Borrower or any of its Subsidiaries.

         6.2 Validity and Priority of Security Interest. To the best of the Borrower's knowledge, the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in the Lender's favor, and upon filing of the financing statements referenced on the closing list with the appropriate filing offices and the delivery of the "Pledged Shares" to the Lender as contemplated by the Borrower Pledge Agreement, such Liens constitute perfected (to the extent that a lien can be perfected by filing a UCC-1 financing statement or, in the case of the Pledged Shares, to the extent that filing can be perfected by delivery or control thereof) and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral except for Permitted Liens, and enforceable against the Borrower and all third parties.

         6.3 Organization and Qualification. The Borrower and each of its Subsidiaries (a) is duly incorporated and organized and validly existing in good standing under the laws of the State of its incorporation, (b) is qualified to do business as a foreign corporation and is in good standing in all states where the failure of the Borrower to qualify to do business would have a material adverse effect on the Borrower's or any of its Subsidiaries ability to collect its Accounts or otherwise conduct its business or own or lease Property in such state, and (c) has all requisite power and authority to conduct its business and to own its Property.

         6.4 Corporate Name; Prior Transactions. None of the Borrower or its Subsidiaries has, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business, except as set forth on SCHEDULE 6.4 attached hereto and incorporated herein by this reference.

         6.5 Subsidiaries and Affiliates. SCHEDULE 6.5 attached hereto and incorporated herein by this reference is a correct and complete list of the name and relationship to the Borrower and OGAC and all of their respective Subsidiaries and other Affiliates as of the date hereof. Each Subsidiary is (a) duly incorporated and organized and validly existing in good standing under the laws of its state of incorporation set forth on SCHEDULE 6.5 attached hereto, and (b) qualified to do business as a foreign corporation and in good standing in the states set forth opposite its name on SCHEDULE 6.5 attached hereto, which are the only states where the failure of such Subsidiary to qualify to do business would have a material adverse effect on such Subsidiary's ability to collect its Accounts or otherwise conduct its business or own or lease Property in such state.

         6.6 Financial Statements and Projections. The Borrower has delivered to the Lender its and OGAC's audited balance sheets and the related statements of income and operations, shareholders equity and cash flow for the Fiscal Year ended December 31, 1998, and the unaudited balance sheets and the related statements of income and operations, shareholders equity and cash flow for the Fiscal Year to date period ended March 31, 1999. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly in all material respects each of such entities' financial position as at the dates thereof and its results of operations for the periods then ended. Since December 31, 1998, there has been no event or circumstance which is likely to have a material adverse affect on the financial condition or operations of the businesses of such entities.

         6.7 Intentionally Omitted.

         6.8 Debt. After giving effect to the making of the Term Loan and the Working Capital Loans to be made on the Closing Date, the Borrower and its Subsidiaries have no Debt, except (a) the Obligations, (b) Debt set forth on
SCHEDULE 6.8 attached hereto, (c) trade payables and other contractual obligations arising in the ordinary course of business and (d) Debt permitted under Section 7.13.

         6.9 Real Property; Leases. To the best of Borrower's knowledge,
SCHEDULE 6.9 attached hereto and incorporated herein by this reference sets forth a correct and complete list of all real property owned by the Borrower and its Subsidiaries, all leases and subleases of real or personal property by the Borrower and its Subsidiaries as lessee or sublessee, and all leases and subleases of real or personal property by the Borrower and its Subsidiaries as lessor or sublessor. To the best of Borrower's knowledge, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease which is material to the business or operations of the Borrower exists.

         6.10 Proprietary Rights. SCHEDULE 6.10 attached hereto and incorporated herein by this reference sets forth a correct and complete list of all of the Proprietary Rights of the Borrower and its Subsidiaries. None of the Proprietary Rights of the Borrower and its Subsidiaries is subject to any licensing agreement or similar arrangement except as set forth on SCHEDULE 6.10 attached hereto. To the best of the Borrower's knowledge, none of the Proprietary Rights of the Borrower and its Subsidiaries infringes on or conflicts with any other Person's property, and no other Person's property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on SCHEDULE 6.10 attached hereto constitute all of the property of such type necessary to the current and anticipated future conduct of the businesses of the Borrower and its Subsidiaries.

         6.11 Intentionally Omitted.

         6.12 Litigation. Except as set forth on SCHEDULE 6.12 attached hereto and incorporated herein by this reference, there is no pending or (to the best of the Borrower's knowledge) threatened, action, suit, proceeding, or counterclaim by any Person, or investigation by any Governmental Authority, or any basis for any of the foregoing, which may materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's and its Subsidiaries Property, business, operations, or condition (financial or otherwise), taken as a whole.

         6.13 Restrictive Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement, and is not subject to any charter or other corporate restriction, which affects its ability to execute, deliver, and perform its obligations under the Loan Documents and repay the Obligations or which materially and adversely affects or, insofar as the Borrower can reasonably foresee, could materially and adversely affect, the Borrower's or any of its Subsidiaries Property, business, operations, or condition (financial or otherwise), or would in any respect materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's or any of its Subsidiaries Property, business, operations, or condition (financial or otherwise), taken as a whole.

         6.14 Labor Disputes. Except as set forth on SCHEDULE 6.14, there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries; no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement and, to the best of the Borrower's knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries or for any similar purpose, and there is no pending or (to the best of the Borrower's knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower, or any of its Subsidiaries or their respective employees.

         6.15 Environmental, Health and Safety Laws. Except as disclosed on
SCHEDULE 6.15 attached hereto, in the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that compliance with Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         6.16 No Violation of Law. Neither the Borrower nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation would in any respect materially and adversely affect the Collateral, the repayment of the Obligations, the Lender's rights under the Loan Documents, or the Borrower's nor any of its Subsidiaries Property, business, operations, or condition (financial or otherwise), taken as a whole.

         6.17 No Default. Neither the Borrower nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it is bound, which default would materially and adversely affect the Collateral, the repayment of the Obligations, any Lender's rights under the Loan Documents, or the Borrower's or any of its Subsidiary's Property, business, operations, or condition (financial or otherwise).

         6.18 ERISA.

                  (a) Neither the Borrower nor any ERISA Affiliate has or contributes to any Plan other than those listed on SCHEDULE 6.18 attached hereto and incorporated herein by this reference.

                  (b) Except as provided on SCHEDULE 6.18 attached hereto, no Benefit Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan.

                  (c) Neither the Borrower nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal.

                  (d) Neither the Borrower nor any ERISA Affiliate has incurred any withdrawal liability, including contingent withdrawal liability, to any Benefit Plan pursuant to Title IV of ERISA as of December 31, 1995.

                  (e) Neither the Borrower nor any ERISA Affiliate has any liability to the PBGC other than for required insurance premiums which have been paid when due.

                  (f) No Reportable Event has occurred with respect to a Benefit Plan.

                  (g) No Benefit Plan has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in
         Section 412 of the Code.

                  (h) Except as provided on SCHEDULE 6.18 attached hereto, to the best of the Borrower's knowledge each Plan is in substantial compliance with ERISA, and neither the Borrower nor any ERISA Affiliate has received any notice asserting that a Plan is not in compliance with ERISA.

                  (i) Except as provided on SCHEDULE 6.18 attached hereto, each Plan which is intended to be a qualified Plan has been determined by the IRS to be qualified under Section 401(a) of the Code as currently in effect and neither the Borrower nor any ERISA Affiliate knows or has reason to know why each such plan should not continue to be so qualified, and each trust related to such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code.

                  (j) Except as provided on SCHEDULE 6.18 attached hereto, neither the Borrower nor any ERISA Affiliate maintains or contributes to any employer welfare benefit plan within the meaning of Section 3(1) of ERISA which provides lifetime benefits to retirees.

                  (k) Neither the Borrower nor any ERISA Affiliate has failed to make a required installment under subsection of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment.

                  (l) Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year.

                  (m) To the best of Borrower's knowledge, neither the Borrower, nor any ERISA Affiliate, nor any other "party-in-interest" or "disqualified person" has engaged in a "prohibited transaction," as such terms are defined in Section 4975 of the Code and Section 406 of ERISA, in connection with any Plan or any other employee benefit plan to which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in
         Section 3(5) of ERISA or has taken or failed to take any action which would constitute or result in a Termination Event.

                  (n) To the best of Borrower's knowledge, neither the Borrower nor any ERISA Affiliate has failed to comply with the health care continuation coverage requirements of Section 4980B of the Code in respect of employees and former employees of the Borrower or such ERISA Affiliate and their dependant and beneficiaries which alone or in the aggregate would subject the Borrower or such ERISA Affiliate to any material liability.

                  (o) To the best knowledge of the Borrower or any ERISA Affiliate after due inquiry, the consummation of the transactions contemplated by the Acquisition shall not result in any liability to the Borrower or any ERISA Affiliate under any employment-related agreement, contract or arrangement, whether written or oral, including without limitation, any severance pay agreement. The liability of the Borrower or any ERISA Affiliate to make payments to any employee on account of termination of employment under individual employment or severance agreements does not in the aggregate give rise to any material liability to the Borrower or such ERISA Affiliate.

         6.19 Taxes. The Borrower has filed all tax returns and other reports which it was required by law to file on or prior to the date hereof and has paid all taxes assessments, fees, and other governmental charges, and penalties and interest, if any, against it or its Property, income, or franchise, that are due and payable except where the failure to do so could not, individually or in the aggregate, have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

         6.20 Investment Act. The Borrower is not an "investment company" nor an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80(a)(l), et seq.). The making of the Working Capital Loans, the Term Loan, and other financial accommodations hereunder by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the other transactions contemplated by this Agreement and the Loan Documents do not violate any provisions of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

         6.21 Margin Securities. The Borrower does not own any "margin security" (as that term is defined in Regulations U) and the proceeds of the Working Capital Loans, the Term Loan, and the other financial accommodations made pursuant to this Agreement will be used only for the purposes contemplated hereunder. None of the transactions contemplated by this Agreement, or the Loan Documents will violate Regulations T, U or X. None of the Working

Capital Loans, the Term Loan, or the other financial accommodations hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Debt or other Person's indebtedness which was originally incurred to purchase or carry any margin security, or for any other purpose which might cause any such loan or other financial accommodation to be considered a "purpose credit" within the meaning of Regulation T, U or X. The Borrower will neither take nor permit any agent acting on its behalf to take any action which might cause any transaction, obligation or right created by this Agreement, or any document or instrument delivered pursuant hereto, to violate any regulation of the Federal Reserve Board.

         6.22 Disclosure. Neither this Agreement nor any document or statement furnished to the Lender by or on behalf of the Borrower or in contemplation of this Agreement or in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not materially misleading.

                                 Article VII.

                                   COVENANTS

         The Borrower covenants that, so long as any of the Obligations remain outstanding or the Commitment is in effect unless the Lender shall otherwise consent in writing:

         7.1 Taxes and Other Obligations. The Borrower shall, and shall cause each of its Subsidiaries to (a) file when due all tax returns and other reports which it is required to file (taking into account any allowed extensions), (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its Property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Lender, upon request, satisfactory evidence of its timely compliance with the foregoing and (c) pay when due all claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, that the Borrower and its Subsidiaries need not pay any tax, fee, assessment, governmental charge, or Debt, or discharge any other obligation, that any of them is contesting in Good Faith by appropriate proceedings diligently pursued, and for which adequate reserves are maintained, so long as no Lien, other than a Permitted Lien, results from such non-payment.

         7.2 Corporate Existence and Good Standing. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and its qualification and good standing in all states necessary to conduct its business and own its Property, and shall obtain and maintain all licenses, permits, franchises and governmental authorizations necessary to conduct its business and own its Property.

         7.3 Compliance with Law and Agreements. The Borrower shall, and shall cause each of its Subsidiaries to, comply with the terms and provisions of each judgment, law, statute, rule, and governmental regulation applicable to it and each contract, mortgage, lien, lease, indenture, order, instrument, agreement, or document to which it is a party or by which it is bound, the failure to comply with which, whether considered individually or when aggregated with all other failures, is likely to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, or on the business, operations, properties or condition (financial or otherwise) of the Borrower, taken as a whole; provided, however, that the Borrower shall have the right to contest the imposition of such laws, rules, regulations, court orders, decrees and governmental agency orders if such contest is made in Good Faith and diligently pursued by proper proceedings, adequate reserves with respect thereto have been established in accordance with GAAP, and such contest could not reasonably be expected to have a material adverse affect on the ability of the Borrower to perform its obligations under this Agreement, or the business, operations, properties or condition (financial or otherwise) of the Borrower, taken as a whole.

         7.4 Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its Property necessary and useful in its business in good operating condition and repair, ordinary wear and tear excepted.

         7.5 Insurance.

                  (a) The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance against loss or damage by fire with extended coverage; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Lender shall reasonably specify, in amounts, and under policies reasonably acceptable to the Lender.

                  (b) The Borrower shall cause the Lender to be named in each such policy as secured party or mortgagee and lender's loss payee or additional insured, as appropriate, in a manner acceptable to the Lender. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days' prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Lender shall not be impaired or invalidated by any act or neglect of the Borrower, any of its Subsidiaries, or the owner of any premises for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrower or their Subsidiaries when due, and certificates of insurance and, if requested, photocopies of the policies shall be delivered to the Lender.

                  (c) The Borrower shall promptly notify the Lender of any material loss, damage, or destruction to the Collateral or arising from its use, whether or not covered by insurance. In the absence of any Default or Events of Default, the Borrower shall have the right to determine, whether and to what extent such proceeds shall be used for repair or replacement. If, however, any Default or Event of Default shall be continuing, the Lender may determine, in its sole discretion, whether the proceeds shall be used for repair or replacement. If neither an Event of Default nor a Default exists, the Borrower or its Subsidiary, as the case may be, may negotiate a settlement regarding such proceeds with the insurance company and the Lender shall forward such proceeds to the Borrower. If, however, an Event of Default or a Default exists, the Lender shall collect the insurance proceeds directly and neither the Borrower nor its Subsidiary, as the case may be, shall enter into any settlement agreement with the applicable insurance company without the prior written consent of Lender, which consent shall not be unreasonably withheld.

                  (d) If an Event of Default shall exist, Lender may, and if a decision to not rebuild or replace is made, the Lender shall, apply the proceeds of insurance to the payment of the Obligations.

         7.6 Intentionally Omitted.

         7.7 Environmental, Health and Safety Laws. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with all health and safety laws and Environmental Laws applicable to it, including, without limitation, those relating to the generation, handling, use, storage, and disposal of hazardous and toxic wastes and substances. The Borrower shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with health and safety laws and Environmental Laws and shall regularly report to the Lenders on such response. Without limiting the generality of the foregoing, whenever the Borrower gives notice to the Lender pursuant to Section 5.3(g), the Borrower shall, at the Lender's request and the Borrower's expense (a) cause an independent environmental engineer acceptable to the Lender to conduct such tests of the site where the noncompliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Lender a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (b) provide to the Lender a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall change.

         7.8 ERISA.

                  (a) For each Plan adopted by the Borrower or any ERISA Affiliate, the Borrower or such ERISA Affiliate shall (i) use its best efforts to seek and receive a determination letter from the IRS that such Plan is qualified under Section 401(a) of the Code (unless such Plan is a master or prototype plan), and (ii) from and after the adoption of any such Plan, use its best efforts to cause such Plan to be qualified under Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code, and (iii) not take any action which would cause such Plan not to be qualified under Section 401(a) of the Code or not to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

                  (b) The Borrower shall not, and shall not permit any ERISA Affiliate, to:

                           (i) Engage in any transaction for which an exemption
                  is not available or has not been previously obtained from the DOL in connection with which the Borrower or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or tax imposed by Section 4975 of the Code;

                           (ii) Permit to exist any accumulated funding
                  deficiency (whether or not waived), as defined in Section 302 of ERISA and Section 412 of the Code;

                           (iii) Fail to pay timely required contributions or
                  annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                           (iv) Fail to make any payments to any Multiemployer
                  Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                           (v) Terminate or permit an ERISA Affiliate to
                  terminate a Benefit Plan or withdraw or partially withdraw from, or permit an ERISA Affiliate to withdraw or partially withdraw from, any Multiemployer Plan and fail to pay any liability of the Borrower or an ERISA Affiliate under Title IV of ERISA;

                  (c) Fail to pay any required installment under subsection of
         Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

                           (i) Amend a Benefit Plan resulting in an increase in
                  current liability for the plan year such that the Borrower or an ERISA Affiliate is required to provide security to such Benefit Plan under Section 401(a)(29) of the Code.

         7.9 Mergers, Consolidations or Sales. Neither the Borrower nor any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any material part of its Property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except for sales of Equipment as otherwise permitted hereunder.

         7.10 Restricted Payments; Capital Change. Neither the Borrower nor any of its Subsidiaries shall (a) directly or indirectly declare or make, or incur any liability to make, any Restricted Payment, except dividends to the Borrower by OGAC or any other Subsidiary wholly owned by the Borrower or by one or more other Subsidiaries that are wholly owned by the Borrower or (b) make any change in its capital structure which could adversely affect the repayment of the Obligations.

         7.11 Transactions Affecting Collateral or Obligations. Neither the Borrower nor any of its Subsidiaries shall enter into any transaction which materially and adversely affects the Collateral or the Borrower's ability to repay the Obligations.

         7.12 Guaranties. Neither the Borrower nor any of its Subsidiaries shall make, issue, or become liable on any guaranty, except guaranties in favor of the Lender.

         7.13 Debt. Neither the Borrower nor any Subsidiary shall incur or maintain any Debt, other than, (a) the Obligations; (b) trade payables and contractual obligations to suppliers, customers and others incurred in the ordinary course of business, including real property leases which are not Capital Leases; (c) Debt incurred to finance the purchase of Equipment constituting Capital Expenditures, so long as (i) the aggregate principal amount of such Debt at any time outstanding (regardless of when the same becomes due and payable) shall not exceed $300,000, (ii) the rate at which interest accrues on such Debt does not exceed the market rate of interest for similar transactions at such time, and (iii) such Debt would not, after giving effect to such Debt on a pro forma basis, cause any Default or Event of Default; (d) other Debt existing on the Closing Date and reflected on SCHEDULE
6.8 hereof; and (e) extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items in (c) or (d) above.

         7.14 Prepayment. The Borrower shall not voluntarily prepay (a) any Funded Indebtedness, except the Obligations in accordance with the terms hereof unless such prepayment, after giving effect to such prepayment on a proforma basis, does not cause any Default or Event of Default or (b) any Subordinated Indebtedness.

         7.15 Transactions with Affiliates. Except as set forth below, neither the Borrower nor any of its Subsidiaries shall sell, transfer, distribute, or pay any money or its Property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate of the Borrower, or lend or advance money or its Property to any Affiliate of the Borrower, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any of its Property, of any Affiliate of the Borrower, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate of the Borrower except (a) actual expenses incurred and approved in advance in writing by the Lender; (b) those transactions described on Schedule 7.15 hereof; (c) reimbursement of actual and reasonable out-of-pocket expenses incurred by employees or directors of the Borrower in the ordinary course of the Borrower's business; (d) Guaranties in favor of the Lender; (e) transactions in the ordinary course of Borrower's or its Subsidiaries' business and upon fair and reasonable terms, no less favorable to Borrower than would obtain in a comparable arm's length transaction with a person not an Affiliate of Borrower and (f) certain inter-company loans in connection with any investment set forth in Section 7.20(d), provided the Lender consents to such loan, which consent shall not be unreasonably withheld and the note evidencing such loan shall be endorsed to the Lender.

         7.16 Business Conducted. The Borrower and its Subsidiaries shall not engage, directly or indirectly in any line of business other than the businesses in which the Borrower and the OGAC Entities are engaged in on the Closing Date and any business related or incidental thereto or in facilitation thereof.

         7.17 Liens. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any Property now owned or hereafter acquired by any of them, except Permitted Liens.

         7.18 Sale and Leaseback Transactions. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly, enter into any arrangement with any Person providing for the Borrower or a Subsidiary to lease or rent Property that the Borrower or a Subsidiary has or will sell or otherwise transfer to such Person if such property represents a substantial portion of such entity's assets.

         7.19 New Subsidiaries. The Borrower shall not, directly or indirectly, organize or acquire any Subsidiary except as otherwise permitted under Section 7.20.

         7.20 Restricted Investments. Neither the Borrower nor any of its Subsidiaries shall make any Restricted Investment other than (a) investments in OGAC which shall be assigned to the Lender, (b) investments in EBCO in the form of loans not to exceed $900,000 in the aggregate and in the form of equity in the amount of $1,250,000, provided such equity constitutes at least 50% of the equity of EBCO and provided further that Lender receives financial statements of EBCO satisfactory to Lender, (c) investments in Strataweb Systems Corp. of Canada in the form of equity in the amount of $500,000 provided such equity constitutes at least 51% of the equity in Strataweb Systems; (d) other equity investments, not to exceed in the aggregate $2,000,000, and (e) any other investment for which the Borrower has obtained the Lender's consent to such investment, which consent shall not be unreasonably withheld, provided that after giving effect to such investments in clauses (b) (c), (d) or (e), (w) no Default or Event of Default exists, (x) the interest representing such investment is pledged to the Lender, (y) no additional indebtedness shall be incurred other than as permitted in above, and (z) the Lender will be granted a guaranty of the Obligations from each such entity and lien on all of such entity's assets.

         7.21 Reserved.

         7.22 Consolidated Debt Service Coverage Ratio. The Borrower and its consolidated Subsidiaries on a consolidated basis shall maintain as at the end of each fiscal quarter for the 12 consecutive month then ended a Consolidated Debt Service Coverage Ratio not less than 1.50 to 1.0, provided that the Borrower and its consolidated Subsidiaries shall maintain for the fiscal quarter for the shorter period from June 1, 1999 (the "Inception Date") to September 30, 1999, a Consolidated Debt Service Coverage Ratio not less than
1.20 to 1.0.

         7.23 Consolidated Leverage Ratio. The Borrower and its Subsidiaries on a consolidated basis shall maintain as at the end of each fiscal quarter for the 12 consecutive month then ended a Consolidated Leverage Ratio not greater than 1.0 to 1.0.

         7.24 Year 2000. The Borrower will take and will cause its Subsidiaries to take all such actions as are reasonably necessary to successfully implement a realistic and achievable program for remediating Year 2000 Issues on a timely basis and to assure that Year 2000 Issues will not have a material adverse effect. At the reasonable request of the Lender, the Borrower will provide a description of such program, together with any updates or progress report with respect thereto. For purposes of this Section 7.24, "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries.

         7.25 Use of Proceeds. The Borrower can, and will cause each Subsidiary to, use the proceeds (i) of the Term Loan to fund or refinance a portion of the acquisition of OGAC and to otherwise fund the working capital and for other corporate purposes and (ii) of the Working Capital Loans to fund working capital and for other corporate purposes.

                                 Article VIII.

                             CONDITIONS OF LENDING

         8.1 Conditions Precedent to Making of Loans. The obligation of the Lender to make the initial Loans is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Lender:

                  (a) The Borrower shall have performed and complied with all covenants, agreements and conditions contained herein which are required to be performed or complied with by the Borrower before or on the Funding Date for the Term Loan and any Working Capital Loans initially requested by Borrower (including, without limitation, the execution and deliver of the Term Note and the Working Capital Note).

                  (b) The Lender shall have received a certificate dated the Closing Date and signed by the president or a vice president and the chief financial officer or treasurer of Borrower certifying that the conditions specified in this Section 8.1 have been fulfilled.

                  (c) The Borrower shall have caused the following to be delivered to the Lender, all such items to be in form and substance satisfactory to the Lender, and to be executed by all parties thereto when the nature of such items so requires:

                           (i) a copy of this Agreement and each of the Term
                  Note and the Working Capital Note duly executed by the Borrower;

                           (ii) the Pledge Agreements duly executed by the
                  parties thereto;

                           (iii) UCC financing statement and other documents
                  Lender requires to perfect the security interests granted in the Collateral;

                           (iv) a UCC lien, tax lien and judgment search
                  against each of the Borrower and OGAC with results satisfactory to the Lender;

                           (v) such officer's certificates, certificates of
                  incumbency and certified resolutions of Borrower and each of the OGAC Entities evidencing the requisite authority of each such entity to execute, deliver and perform the Loan Documents to which they are a party;

                           (vi) a copy of each of the Stock Purchase Agreement,
                  the Investors Agreement and Shareholder Agreement, in each case, in form and substance satisfactory to the Lender and certified to be a true and correct copy and in full force and effect by an officer of Borrower;

                           (vii) a certificate of an officer of Borrower
                  certifying that the transactions contemplated under the Stock Purchase Agreement have been consummated in accordance with the terms thereof;

                           (viii) a proforma balance sheet of the Borrower and
                  OGAC on a consolidated basis, after giving effect to the making of the initial Loans hereunder;

                           (ix) copies of the organizational documents of the
                  Borrower and each of the OGAC Entities certified by the Secretary of State of the state of its organization;

                           (x) evidence of insurance as required under this
                  Agreement;

                           (xi) interim financial statements for each of the
                  Borrower and OGAC as at May 31, 1999 together with projections of cash flow for the period through the Termination Date, satisfactory to the Lender;

                           (xii) a financial condition certificate in form and
                  substance satisfactory to the Lender executed by the chief financial officer of OGAC;

                           (xiii) a satisfactory opinion of Borrower's counsel;
                  and

                           (xiv) a satisfactory opinion of the OGAC Entities'
                  counsel.

                  (d) All proceedings taken in connection with the execution of this Agreement, the Notes, all other Loan Documents and all documents and papers relating thereto shall be satisfactory to the Lender. The Lender shall have received copies of such documents and papers as the Lender may reasonably request in connection therewith, all in form and substance satisfactory to the Lender.

                  (e) The Borrower shall have paid to the Lender the balance of the arrangement fee as well as all costs and expenses incurred as of the Closing Date which the Borrower is obligated to pay pursuant to the terms of Section 12.7 hereof.

         The acceptance by the Borrower of any Loan made on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions to the making of such Loan set forth in this
Section 8.1 have been satisfied, with the same effect as delivery to the Lender of a certificate signed by the president and chief financial officer of the Borrower, dated the Closing Date, to such effect.

         8.2 Conditions Precedent to Each Loan. The obligation of the Lender to make each Loan including the initial Loans on the Closing Date shall be subject to the satisfaction of further conditions precedent that on the date of any such extension of credit:

                  (a) with respect to a request for Working Capital Loans, the Borrower shall be in compliance with Section 5.2(a) and a duly executed Notice of Borrowing, or telecopy or telex notice in lieu thereof, as and when required pursuant to Section 2.3(a); and

                  (b) the following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (ii) and (iii), with the same effect as the delivery to the Lender of a certificate signed by the president and chief financial officer of the Borrower, dated the date of such extension of credit, stating that:

                           (i) The representations and warranties contained in
                  this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date;

                           (ii) no event has occurred and is continuing, or
                  would result from such extension of credit, which constitutes a Default or an Event of Default; and

                  (c) the Lender shall have received such other approvals, opinions or documents as it may reasonably request in Good Faith.

                                  Article IX.

                               DEFAULT; REMEDIES

         9.1 Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

                  (a) any failure to pay the principal of or interest or premium on any of the Obligations within three (3) days of when due, whether upon demand or otherwise;

                  (b) any representation or warranty made by the Borrower in this Agreement, or by the Borrower, the OGAC Entities or any of their Subsidiaries in any of the other Loan Documents, any financial statement, or any certificate furnished by the Borrower at any time to the Lender shall prove to be untrue in any material respect as of the date on which made;

                  (c) any failure by the Borrower to comply with any of the covenants set forth in Article VII of this Agreement except for the covenants set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7,
         7.8, 7.24 and 7.25;

                  (d) any failure by the Borrower, the OGAC Entities or any of their respective Subsidiaries to comply with any of the covenants and agreements contained in this Agreement (including, without limitation, Sections 7.1, 7.2, 7.3, 7.4, 7.7, 7.8, 7.24 and 7.25), the other Loan
         Documents, or any other agreement entered into at any time to which the Borrower, the OGAC Entities or any of their respective Subsidiaries and the Lender are party, for more than thirty (30) days after notice of such failure by the Lender to the Borrower; provided, however, that no such grace period shall apply, and an Event of Default shall exist promptly upon such failure to comply, if such failure to comply may not, in the Lender's reasonable determination, be cured by the Borrower during such grace period; or if any such agreement, instrument or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Lender) or become void or unenforceable without the written consent of the Lender;

                  (e) failure of the Borrower or any of its Subsidiaries to pay when due (whether by acceleration or otherwise) any Debt aggregating in excess of $100,000; or the default by the Borrower or any of its Subsidiaries with respect to any Debt in an outstanding principal amount in excess of $250,000 under any agreement or instrument under or pursuant to which any such Debt or indebtedness may have been issued, created, assumed, or guaranteed by the Borrower and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt or indebtedness to accelerate, the maturity of any such Debt; or any such Debt or indebtedness shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof unless and during such time the Borrower is contesting such Debt in good faith by appropriate proceedings and has established reserves required in accordance with GAAP;

                  (f) the Borrower, OGAC or any of their Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for it or for all or any part of its Property; (iii) make an assignment for the benefit of creditors;
         (iv) take any corporate action in furtherance of any of the foregoing or (v) be unable generally to pay its debts as they become due;

                  (g) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement or readjustment of the Borrower's or any of its Subsidiaries debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition, action or proceeding is not dismissed within sixty (60) days thereafter;

                  (h) a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for the Borrower, the OGAC Entities or any of their Subsidiaries or for all or any part of their Property shall be appointed; or a warrant of attachment, execution or similar process shall be issued against any material part of the Property of the Borrower, the OGAC Entities or any of their Subsidiaries;

                  (i) the Borrower shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

                  (j) any guaranty of, subordination to, or material security for, the Obligations shall be terminated, revoked or declared void or invalid or fail to be perfected;

                  (k) one or more final judgments for the payment of money aggregating in excess of $100,000 shall be rendered against the Borrower, OGAC or any of their Subsidiaries which is not discharged in full or stayed within thirty (30) days from the date of entry thereof unless such judgments are (i) covered by the liability insurance as confirmed in writing by the insurance company carrying such insurance, or (ii) the subject of an obligation of any Person (other than the Borrower or any Affiliate of the Borrower) to indemnify the Borrower against whom such judgment is rendered provided the terms of such indemnification and the creditworthiness of the indemnitor are satisfactory to the Lender in its sole discretion; or

                  (l) any event occurs which materially and adversely affects the operations and financial condition of the Borrower and its Subsidiaries taken as a whole.

         9.2 Remedies.

                  (a) If an Event of Default exists, the Lender may, without notice to or demand on the Borrower, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order: (i) terminate the Commitment and (ii) declare any or all Obligations to be immediately due and payable (provided, however that upon the occurrence of any Event of Default described in Sections 9.1(f), 9.1(g), 9.1(h), or 9.1(i), all Obligations shall automatically become immediately due and payable without notice or demand of any kind); and (iii) pursue its other rights and remedies under the Loan Documents and applicable law.

                  (b) If an Event of Default exists: (i) the Lender shall have, in addition to all other rights, the rights and remedies of a secured party under the UCC; (ii) the Lender may, at any time, take possession of the Collateral and keep it on the Borrower's premises, at no cost to the Lender, or remove any part of it to such other place or places as the Lender may desire, or the Borrower shall, upon the Lender's demand, at the Borrower's cost, assemble the Collateral and make it available to the Lender at a place reasonably convenient to the Lender; and (iii) the Lender may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Lender deems advisable, in its sole discretion, and may, if the Lender deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrower agrees that any notice by the Lender of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) Business Days prior to such action to the Borrower's address specified in or pursuant to Section 12.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Lender receives payment, and if the buyer defaults in payment, the Lender may resell the Collateral without further notice to the Borrower. In the event the Lender seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower irrevocably waives: (i) the posting of any bond, surety or security with respect thereto which might otherwise be required; (ii) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (iii) any requirement that the Lender retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower agrees that the Lender has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Lender is hereby granted a license or other right to use, without charge, the Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Borrower's rights under all licenses and all franchise agreements shall inure to the Lender's benefit. The proceeds of sale shall be applied by Lender against the principal and/or interest of any Loans and/or any other Obligations, whether or not then due, in such order of application as the Lender may determine. The Lender will return any excess to the Borrower or such other Person as shall be legally entitled thereto and the Borrower shall remain liable for any deficiency.

                  (c) After the occurrence and during the continuance of an Event of Default, the Borrower hereby waive all rights to notice and hearing prior to the exercise by the Lender of the Lender's rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

                                  Article X.

                                  TERMINATION

         This Agreement shall terminate at such time as all of the Obligations have been indefeasibly paid and satisfied in full and the Commitment shall have been terminated, unless earlier terminated as provided herein.

                                  Article XI.

                      AMENDMENTS; ASSIGNMENTS; SUCCESSORS

         11.1 Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Lender and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Lender, which the Lender shall have the right to grant or withhold at its sole discretion. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         11.2 Participations.

                  (a) Permitted Participants, Effect. Upon notice to the Borrower (which notice shall include the identity of each Participant (as defined below)), the Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to the Lender, any Note held by the Lender, the Commitment of the Lender or any other interest of the Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower and the Lender shall continue to deal solely and directly with the Lender's rights and obligations under the Loan Documents.

                  (b) Voting Rights. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or the Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Working Capital Termination Date, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases all or substantially all of the Collateral securing any such Loan.

                  (c) Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
         Section 12.14 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Section 12.14 with respect to the amount of participating interests sold to each Participant. The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.14, agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared as if each Participant were a Lender.

         11.3 Assignments.

                  (a) Permitted Assignments. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities which are Eligible Assignees ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be in such form as may be agreed to by the parties thereto and shall be in a minimum amount of $3,000,000. The consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed.

                  (b) Effect, Effective Date. Upon (i) delivery to the Lender of an assignment, together with any consents required by Section 11.3, and (ii) the delivery of an intercreditor agreement in form satisfactory to both the Lender and Borrower which agreement shall provide for the appointment of one of the Lenders as agent who shall act as representative for all such Lenders in dealings with the Borrower, such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lender and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, or the Lender shall be required to release the transferor Lender with respect to the percentage of the Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.3, the transferor Lender, the Lender and the Borrower shall, if the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective portion of the Commitment, as adjusted pursuant to such assignment.

                                  Article XII.

                                 MISCELLANEOUS

         12.1 Cumulative Remedies; No Prior Recourse to Collateral. The enumeration herein of the Lender's rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Lender may have under the UCC or other applicable law. The Lender shall have the right, in its sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Lender may, without limitation, proceed directly against the Borrower to collect the Obligations without any prior recourse to the Collateral.

         12.2 No Implied Waivers. No act, failure or delay by the Lender shall constitute a waiver of any of its rights and remedies. No single or partial waiver by the Lender of any provision of this Agreement or any other Loan Document, or of breach or default hereunder or thereunder, or of any right or remedy which the Lender may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provisions, breach, default, right or remedy on a future occasion. No waiver by the Lender shall affect its rights to require strict performance of this Agreement.

         12.3 Severability. If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

         12.4 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                  (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

                  (b) SUBJECT ONLY TO THE EXCEPTION IN THE NEXT SENTENCE, THE BORROWER AND THE LENDER HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN THE LENDER AND THE BORROWER OR THE CONDUCT OF ANY

         PARTY IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING THE LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS.

                  (c) THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 12.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS. THE BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

                  (d) THE BORROWER AND THE LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED, IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE LENDER AND BORROWER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  (e) NOTHING IN THIS SECTION 12.4 SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

         12.5 Survival of Representations and Warranties. All of the Borrower's representations, and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Lender or any of its respective agents.

         12.6 Other Security and Guaranties. The Lender, may, without notice or demand and without affecting the Borrower's obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute the Borrower or any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

         12.7 Fees and Expenses. The Borrower shall pay to the Lender within ten (10) days of demand all reasonable costs and expenses that Lender pays or incurs in connection with the negotiation, preparation, consummation, enforcement, and termination of this Agreement and the other Loan Documents, including, without limitation: (a) reasonable attorneys' and paralegals' fees and disbursements of counsel to the Lender; (b) reasonable costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording any mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender's Liens; (e) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (f) reasonable costs of inspections, and verifications of the Collateral, including, without limitation, due diligence appraisals, travel, lodging, and meals for inspections of the Collateral and the Borrower's operations by the Lender's agents up to one (1) time during any Fiscal Year and whenever an Event of Default exists; (g) costs and expenses (which shall not exceed the Lender's costs and expenses customarily charged to other customers) of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Concentration Account; (h) costs and expenses of preserving and protecting the Collateral; and (i) costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Lender's Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Lender arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower. All of the foregoing costs and expenses may be paid from the proceeds of Working Capital Loans as described in
Section 2.8(b).

         12.8 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other party shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, (b) on the Business Day following the Business Day on which it was delivered to an overnight mail or courier service with charges prepaid, (c) five (5) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (d) in the case of notice by a telecommunication device, upon acknowledgement of receipt when properly transmitted, in each case addressed with respect to each party as set forth below:

         If to the Lender:          Citicorp U.S.A., Inc.
                                    153 East 53rd Street, 25th Floor
                                    New York, New York  10043
                                    Attn:  Maryrose Balick
                                    Telephone:  212-559-9938
                                    Telecopy:  212-793-7964

         with a copy to:            Sonnenschein Nath & Rosenthal
                                    8000 Sears Tower
                                    Chicago, Illinois  60606-6404
                                    Attention:  Victoria A. Gilbert, Esq.
                                    Telephone:  312-876-8000
                                    Telecopy:  312-876-7934

         If to the Borrower:        Energy Auction Exchange, Inc.
                                    7900 East Union Avenue, Suite 1100
                                    Denver, Colorado  80237
                                    Attention:  Gary Vickers
                                    Telephone:  303-694-5350
                                    Telecopy:  303-694-5326

         with a copy to:            Cooley Godward LLP
                                    2595 Canyon Boulevard, Suite 250
                                    Boulder, Colorado  80302-6737
                                    Attention:  James C.T. Linfield, Esq.
                                    Telephone:  303-546-4000
                                    Telecopy:  303-546-4099

         or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Any notices, demands or consents required or permitted to be given to or by the Borrower will be valid and binding on all Borrower if given to or by, as the case may be, the Borrower.

         12.9 Indemnity. The Borrower agrees to (a) reimburse the Lender for any costs and expenses (including, without limitation, reasonable attorneys' and paralegals' fees and expenses) incurred by the Lender in defending any suit brought against it by the Borrower or any other Person in connection with the transactions contemplated by this Agreement or the Loan Documents, and (b) indemnify and hold the Lender, and its officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Indemnitees, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by any Person, whether threatened or initiated, asserting any claim for legal or equitable remedy against any Person under any statute or regulation (including, without limitation, any federal or state securities or commercial laws or under any common law or equitable cause or otherwise, including any liability and costs under Environmental Laws or common law principles arising from or in connection with the past, present or future operations of the Borrower or their predecessors in interest, or the past, present or future environmental condition of the Borrower's Property, the presence of asbestos-containing materials at or on such Property, or the release or threatened release of any contaminant into the environment from such Property), in any way arising from or in connection with the negotiation, preparation, execution, delivery, enforcement, performance and administration of this Agreement or any other document executed in connection herewith, provided that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any Indemnitee seeking such indemnification. To the extent that the indemnity set forth in this Section 12.9 may be unenforceable because it is violative of any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law. Any Indemnitee will promptly notify the Borrower of the commencement of any legal proceeding which may give rise to any indemnified liability under the foregoing indemnity and shall permit the Borrower to participate in the defense of such Indemnitee in any such proceeding. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement. All of the foregoing fees, costs and expenses shall be part of the Obligations, payable upon demand, and secured by the Collateral.

         12.10 Waiver of Notices. Unless otherwise expressly provided herein, each Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrower which the Lender may elect to give shall entitle the Borrower to any or further notice or demand in the same, similar or other circumstances.

         12.11 Counterparts. This Agreement may be executed in any number of counterparts, and by the Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

         12.12 Captions. The captions contained in this Agreement are for convenience only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

         12.13 Confidentiality. The Lender hereby agrees that it will use reasonable efforts to keep confidential any information from time to time supplied to it by the Borrower under this Agreement unless such information was already known to the Lender on a nonconfidential basis at the time it was received or was obtained from a third party on a nonconfidential basis, or was, is or becomes publicly available; provided, however, that nothing herein shall affect the disclosure of any such information to: (a) the extent required by statute, rule, regulation or judicial process; (b) provided that all such persons agree to keep such information confidential in accordance with this
Section 12.13 (i) counsel for the Lender or to its accountants; (ii) bank examiners and auditors; and (iii) any transferee or prospective transferee of any Note; or (c) any other Person in connection with any litigation to which the Lender is a party; provided, further, that the Lender hereby agrees that it will notify the Borrower in writing of any request for information under clauses (a) and (c) above or with respect to any other request for information not enumerated in this Section 12.13 at least five (5) Business Days before complying with any such request, unless such notice is specifically prohibited by applicable law, court order or governmental authority. If the terms of any request for information subject to the last proviso of the preceding sentence do not provide a reasonably sufficient time to give the Borrower five (5) Business Days' notice, the Lender will use its best efforts to seek additional time for compliance in order to permit such notice and in any event will notify the Borrower of such request as soon as practicable.

         12.14 Set-Off. In addition to, and without limitation of, any rights of the Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Debt at any time held or owing by the Lender or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part hereof, shall then be due.

         IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                                 ENERGY AUCTION EXCHANGE, INC.


                                 By: /s/
                                     ------------------------------------
                                 Title:
                                       ----------------------------------

                                 CITICORP U.S.A., INC.


                                 By: /s/
                                     ------------------------------------
                                 Title:
                                       ----------------------------------

                              NOTICE OF BORROWING

                                                                   July 28, 1999



Citicorp U.S.A., Inc.
909 Third Avenue, 22nd Floor
New York, NY  10013
Attention:  Maryrose Balick

Ladies and Gentlemen:

         Reference is made to the Loan and Security Agreement dated as of July 28, 1999 by and between Energy Auction Exchange, Inc. (referred to herein as the "Borrower") and Citicorp U.S.A., Inc. (the "Lender") (as amended from time to time, the "Loan Agreement"). Capitalized terms used herein have the meanings specified in the Loan Agreement.

         The undersigned hereby deliveries this Notice of Borrowing pursuant to
Section 2.3 of the Loan Agreement as follows:

         (i)      The date of borrowing of the proposed Loan is July ___, 1999.

         (ii) The aggregate amount of the proposed Loan which is to be the Term Loan is $6,000,000.

         (iii) The aggregate amount of the proposed Loan which is to be the Working Capital Loan is $________.

         (iv) The proposed Loan to be made pursuant to Section 2.3 shall be a Base Rate Loan.

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

                  (a) the representations and warranties contained in Article VI of the Loan Agreement are true and correct as though made on the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

                  (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed borrowing.



                                                  ENERGY AUCTION EXCHANGE, INC.


                                                  By:
                                                       ------------------------

                                                  Title:
                                                         ----------------------

                                   TERM NOTE



US$6,000,000                                              Dated:  July 28, 1999



         FOR VALUE RECEIVED, the undersigned, ENERGY AUCTION EXCHANGE, INC., a Delaware corporation (referred to herein as the "Borrower"), hereby promises to pay to the order to Citicorp U.S.A., Inc. (the "Lender") the principal amount of Six Million and 00/100 Dollars ($6,000,000). Capitalized terms used herein have the meanings specified for such terms in the Loan Agreement (as defined below).

         In addition to Mandatory Prepayments required under Section 2.4, the Borrower shall pay such amounts under this Term Note to result in the outstanding principal amount of the Term Loan to be reduced to zero by the Termination Date on the schedule set forth below: by the amount of $71,428.51 commencing on August 1, 1999 and continuing on a monthly basis to and including July 1, 2004, and a final installment on the Termination Date equal to the entire unpaid principal balance of the Term Loan at such time.

         The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the Closing Date until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Citicorp U.S.A., Inc. at its office or branch at 153 East 53rd Street, New York, New York 10043 or at such other offices as the Lender may subsequently designate in writing, in same day funds. All payments made on account of principal hereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Term Note.

         This Term Note is the Term Note referred to in, and is entitled to the benefits of, the Loan and Security Agreement dated as of July 28, 1999 (the "Loan Agreement") by and between the Borrower and the Lender. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.



               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned has entered into this Term Note on the date first stated above.





                                             ENERGY AUCTION EXCHANGE, INC.



                                             By: /s/
                                                 ------------------------------

                                             Title:
                                                     --------------------------

       Type  Amount      Interest           Amount       Principal
        of     of         Period              of          Unpaid     Notation
Date   Loan   Loan    (if applicable)   Principal Paid    Balance     made by
----   ----  -----    ---------------   --------------   ---------   --------


----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

                              WORKING CAPITAL NOTE



US$3,000,000                                              Dated:  July 28, 1999



                  FOR VALUE RECEIVED, the undersigned, ENERGY AUCTION EXCHANGE, INC., a Delaware corporation (referred to herein as the "Borrower"), hereby promises to pay to the order of Citicorp U.S.A., Inc. (the "Lender") the principal amount of each Working Capital Loan (as defined in the Loan Agreement referred to below) made by the Lender to the Borrower pursuant to the Loan Agreement (as defined below) when required by the Loan Agreement and in full on the Termination Date (as defined in the Loan Agreement). Capitalized terms used herein have the meanings specified in the Loan Agreement (as defined below).

                  The Borrower promises to pay interest on the unpaid principal amount of each Working Capital Loan from the date of such Working Capital Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

                  Both principal and interest are payable in lawful money of the United States of America to Citicorp U.S.A., Inc., at its office or branch at 153 East 53rd Street, 25th Floor, New York, NY 10043, or at such other office as the Lender may subsequently designate in writing, in same day funds. Each Working Capital Loan made by the Lender to the Borrowers and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Working Capital Note.

                  This Working Capital Note is the Working Capital Note referred to in, and is entitled to the benefits of, the Loan and Security Agreement dated as of July 28, 1999 (the "Loan Agreement") by and between the Borrower and the Lender. The Loan Agreement, among other things, (i) provides for the making of Working Capital Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Working Capital Loan being evidenced by this Working Capital Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.







               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the undersigned has entered into this Working Capital Note on the date first stated above.


                                                 ENERGY AUCTION EXCHANGE, INC.

                                                 By: /s/
                                                     --------------------------

                                                 Title:
                                                        -----------------------

       Type  Amount      Interest           Amount       Principal
        of     of         Period              of          Unpaid     Notation
Date   Loan   Loan    (if applicable)   Principal Paid    Balance     made by
----   ----  -----    ---------------   --------------   ---------   --------


----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

----   ----  ------   ----------------  --------------   ---------    --------

                          FORM OF NOTICE OF CONVERSION



                                                            --------- --, ----


Citibank, N.A.
153 East 53rd Street
New York, NY 10043
Attention: Maryrose Balick


Ladies and Gentlemen:

         Reference is made to the Loan and Security Agreement dated as of July 28, 1999 between Energy Auction Exchange, Inc. (the "Borrower") and Citicorp USA, Inc. (the "Lender") (as amended from time to time, the "Loan Agreement"). Capitalized terms used herein have the meanings specified in the Loan Agreement.

         The undersigned, on behalf of the Borrowers, hereby delivers this Notice of Conversion pursuant to Section 2.11 of the Loan Agreement that:

                  the undersigned hereby requests to [convert] [continue] an aggregate principal amount of $____________ of the outstanding Loans which are currently [Base Rate Loans] [Eurodollar Rate Loans with an Interest Period expiring on __________] to Eurodollar Rate Loans on _________ ___, ____. [The Interest Period for such Eurodollar Rate Loan is requested to be a ___ [one] [three] [six] month period.]

         The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing, or would result from such proposed borrowing.


                                        ENERGY AUCTION EXCHANGE, INC.



                                        By:
                                            -----------------------------------
                                        Name:
                                               --------------------------------
                                        Title:
                                               --------------------------------